

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2004      REGISTRATION NO. 333-113417


                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                                               FORM SB-2

                        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                           (AMENDMENT NO. 1)


                                   REGENERX BIOPHARMACEUTICALS, INC.
                             (Name of small business issuer in its charter)
           DELAWARE                               2834                                52-1253406
(State or other jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)         Classification Code Number)


              3 BETHESDA METRO CENTER, SUITE 700, BETHESDA, MARYLAND 20814 (301) 961-1992
                     (Address and telephone number of principal executive offices)
            (Address of principal place of business or intended principal place of business)

                                            J.J. FINKELSTEIN
                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   REGENERX BIOPHARMACEUTICALS, INC.
                                   3 BETHESDA METRO CENTER, SUITE 700
                                           BETHESDA, MD 20814
                                             (301) 961-1992
                       (Name, address and telephone number of agent for service)

                                               Copies to:
                                      JOSEPH G. PASSAIC, JR., ESQ.
                                         PHILIP G. FEIGEN, ESQ.
                                       CHERI CARPER BENNETT, ESQ.
                                            PATTON BOGGS LLP
                                          2550 M STREET, N.W.
                                          WASHINGTON, DC 20037
                                             (202) 457-6000

Approximate date of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS


                          SUBJECT TO COMPLETION, DATED
                                 APRIL 23, 2004



                        REGENERX BIOPHARMACEUTICALS, INC.

                     Up to 2,991,977 shares of common stock

         This prospectus relates to the sale of up to 2,991,977 shares of RegeneRx Biopharmaceuticals, Inc. common stock by the selling stockholders named on page 24. The selling stockholders will sell the shares from time to time on the Over-the-Counter Bulletin Board at prevailing market prices or privately negotiated prices. These prices will fluctuate based on the demand for the shares of common stock. On March 2, 2004, the closing sales price of RegeneRx's common stock was $1.50 per share. RegeneRx common stock is quoted on the OTC Bulletin Board under the symbol "RGRX."

         RegeneRx will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of this offering.

INVESTING IN REGENERX COMMON STOCK INVOLVES CERTAIN RISKS. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is April 23, 2004

                                TABLE OF CONTENTS


SUMMARY..................................................................    1
RISK FACTORS.............................................................    4
FORWARD-LOOKING STATEMENTS...............................................    9
USE OF PROCEEDS..........................................................   10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS OR
PLAN OF OPERATION........................................................   10
DESCRIPTION OF BUSINESS..................................................   12
MATERIAL AGREEMENTS......................................................   17
DESCRIPTION OF PROPERTY..................................................   18
DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS.......................   18
EXECUTIVE COMPENSATION...................................................   20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   21
EMPLOYMENT AGREEMENTS....................................................   21
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS..................   24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..........   25
SELLING STOCKHOLDERS.....................................................   27
DESCRIPTION OF SECURITIES................................................   29
PLAN OF DISTRIBUTION.....................................................   31
LEGAL PROCEEDINGS........................................................   32
LEGAL MATTERS............................................................   32
EXPERTS..................................................................   33
WHERE YOU CAN FIND MORE INFORMATION......................................   33
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
 ACT LIABILITIES.........................................................   33
INDEX TO FINANCIAL STATEMENTS............................................   34

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus. RegeneRx urges you to read this entire prospectus carefully, including the "Risk Factors" section, before making an investment decision.

REGENERX BIOPHARMACEUTICALS, INC.


         RegeneRx is a biopharmaceutical company developing Thymosin beta 4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institute of Health. A platform technology denotes that, based on scientific evidence, Thymosin beta 4 may have a broad spectrum of clinical uses, including, but not limited to, treatment of dermal wounds, ocular wounds and trauma, as well as internal wounds characterized by chronic inflammation and tissue injury. RegeneRx holds the rights to two patents related to the technology and has numerous world-wide patent applications pending for a variety of clinical indications. RegeneRx successfully completed Phase I human clinical trials with Thymosin beta 4 for the treatment of chronic dermal wounds and expects the next stage of trials to begin in the second quarter of 2004. There were no significant adverse events associated with the drug in Phase I and results demonstrated it was well tolerated by all subjects. Currently, RegeneRx has no approved products nor has it received any commercial revenues.


         Thymosin beta 4 is a naturally occurring molecule present in virtually all human cells. Thymosin beta 4 represents a new class of wound healing drug and is different from other wound repair factors, such as growth factors, in that it promotes cell differentiation and movement, down-regulates a number of inflammatory molecules in the body, and has a very low molecular weight, allowing it to diffuse relatively long distances through tissues. A key mechanism of action is Thymosin beta 4's ability to regulate the cell-building protein, actin, a vital component of cell structure. It has been the subject of a significant amount of research at the National Institute of Health and other academic institutions, and has been reported to be effective in the repair of dermal and corneal wounds in animal models under a variety of conditions.

         RegeneRx's business strategy is to use an outsourcing model, i.e., using outside independent contractors to perform research and development, product manufacturing and formulation, and clinical trials. This allows RegeneRx to spend capital in an efficient manner while maintaining flexibility. It also allows RegeneRx to take advantage of the capital markets by increasing expenditures as capital become more available and reducing such expenditures when the capital markets become tighter.
 RegeneRx's business is highly dependent on the availability of capital to fund its operations, therefore access to such capital is very important to the timely success of product development.

         In January 2004, RegeneRx entered into a strategic out-licensing agreement with Defiante Farmaceutica L.d.a. Defiante is obligated to develop Thymosin beta 4 in Europe and certain contiguous countries and has certain milestone and performance obligations. Defiante will also be obligated to purchase all Thymosin beta 4 exclusively from RegeneRx. Defiante Farmaceutica, L.d.a. is a wholly-owned subsidiary of Sigma-Tau Finanziaria S.p.A, the Group holding company. Sigma-Tau is a research-based Italian pharmaceutical company with annual revenues of approximately $700 million and over 2,200 employees worldwide. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world's major pharmaceutical markets.

THE  OFFERING

Common stock currently outstanding(1)............................   32,542,548 shares
Common stock offered by the selling stockholders(2)..............  2,991,977 shares
Common stock to be outstanding after the offering(3).............  33,140,945 shares
Use of proceeds..................................................  RegeneRx will not receive any proceeds from the sale of the shares of common
                                                                   stock offered by this prospectus.
Trading Symbol...................................................  RGRX







(1)  Includes approximately 19,652,797 shares beneficially owned by affiliates.
(2)  Includes the approximately 598,397 shares underlying warrants.
(3) Assumes the exercise of approximately 598,397 warrants held by the selling stockholders.


SUMMARY FINANCIAL INFORMATION

         Set forth below are summary statements of operations data for the two years ended December 31, 2003 and 2002 and summary balance sheet data as of December 31, 2003 and 2002. This information should be read in conjunction with the RegeneRx audited annual financial statements as of and for the years ended December 31, 2003 and 2002 and notes thereto and the "Management's Discussion and Analysis of Financial Condition or Plan of Operation," appearing elsewhere in this prospectus.


                                         FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                          DECEMBER 31, 2003    DECEMBER 31, 2002
                                          -----------------    -----------------
STATEMENT OF OPERATION DATA

REVENUES                                   $          0         $          0

EXPENSES
   RESEARCH AND DEVELOPMENT                $    775,752         $    885,631
   GENERAL AND ADMINISTRATIVE EXPENSES          848,743              559,641
TOTAL EXPENSES                                1,624,495            1,445,272

OPERATING LOSS                               (1,624,495)          (1,445,272)

OTHER INCOME                                          0               10,648
INTEREST INCOME                                   7,571               30,077
INTEREST EXPENSE                                (42,951)                   0
NET LOSS                                   $ (1,659,875)        $ (1,404,547)

NET LOSS PER SHARE - BASIC AND DILUTED     $      (0.06)        $      (0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES     28,522,042           25,560,301
OUTSTANDING

                                                 AS OF             AS OF
                                            DECEMBER 31, 2003  DECEMBER 31, 2002
                                            -----------------  -----------------
BALANCE SHEET DATA:
  CASH AND CASH EQUIVALENTS                   $  1,019,889       $    474,338
  DUE FROM RELATED PARTIES                          26,897             24,817
  OTHER CURRENT ASSETS                              36,428             18,929
  TOTAL CURRENT ASSETS                           1,083,214            518,084

  FIXED ASSETS, NET                                  3,377              3,836
  PROPRIETARY RIGHTS, NET                           23,227             25,013
                                              ------------       ------------
  TOTAL ASSETS                                $  1,109,818       $    546,933
                                              ------------       ------------

  ACCOUNTS PAYABLE                            $     81,268       $    138,984
  ACCRUED EXPENSES                                  91,734             78,116
  LETTER AGREEMENTS WITH VENDORS                    20,046             20,046
                                              ------------       ------------
  TOTAL CURRENT LIABILITIES                        193,048            237,146
                                              ------------       ------------

  PREFERRED STOCK                                     --                 --
  COMMON STOCK                                      30,099             26,966
  ADDITIONAL PAID-IN CAPITAL                    40,065,861         38,102,136
  ACCUMULATED DEFICIT                          (39,179,190)       (37,519,315)
  STOCK SUBSCRIPTIONS                                 --             (300,000)
                                              ------------       ------------
  TOTAL STOCKHOLDERS' EQUITY                       916,770            309,787
                                              ------------       ------------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  1,109,818       $    546,933
                                              ------------       ------------

                                  RISK FACTORS

         An investment in RegeneRx common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, the RegeneRx business could be harmed. In that case, the trading price of RegeneRx common stock could decline and you might lose all or part of your investment.

                      RISKS RELATED TO REGENERX'S BUSINESS
                      ------------------------------------


BECAUSE REGENERX HAS A LACK OF REVENUES AND A HISTORY OF LOSSES, IT MAY BE UNABLE TO CONTINUE OPERATIONS UNLESS IT CAN CEASE OPERATING LOSSES BY COMPLETING DEVELOPMENT OF ITS PRODUCTS, OBTAINING APPROVAL AND MARKETING THE PRODUCTS.


         RegeneRx has sustained operating losses since its inception in 1982. It believes these losses will continue for the foreseeable future. For the year ended December 31, 2003, RegeneRx had no revenues from operations and as of December 31, 2003, RegeneRx had an accumulated deficit of $39,179,190. RegeneRx does not expect to have revenues from operations in fiscal 2004 or in the foreseeable future. RegeneRx anticipates substantial and increasing operating losses over the next several years as it continues its research and development efforts and seeks to obtain regulatory approval of its products. Therefore, RegeneRx's ability to continue operations depends on its ability to cease operating losses by completing development of its products, obtaining requisite regulatory approvals and ultimately marketing such products.


IF REGENERX IS UNABLE TO OBTAIN OUTSIDE CAPITAL WHEN NEEDED, IN THE AMOUNT NEEDED, ITS BUSINESS AND FUTURE PROSPECTS WOULD BE ADVERSELY AFFECTED AND IT COULD BE FORCED TO SUSPEND OR DISCONTINUE OPERATIONS.

         Although no assurance can be given, RegeneRx believes that its current cash and investment balances will be sufficient to meet RegeneRx's operating needs through the end of 2004, including Phase II trials which are expected to begin in the first half of 2004. RegeneRx believes the Phase II trials, which it hopes to conduct in a somewhat parallel fashion, will take approximately 12-15 months each and will cost just over $2 million in the aggregate. The cost of research and development and additional clinical trials will require additional capital after the end of 2004 and could require additional capital before the end of 2004, particularly to complete all the Phase II trials. The actual amount of funds that RegeneRx will need will be determined by many factors, some of which are beyond RegeneRx's control. These factors include the success of its research and development efforts (including any unanticipated delays), the status of its non-clinical and clinical testing (including the Phase II trials), the costs relating to securing approvals of the U.S. Food and Drug Administration and other regulatory authorities, the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market.


         Potential sources of outside capital include entering strategic business relationships, public or private sales of shares of RegeneRx's capital stock or debt or other similar arrangements. RegeneRx does not have any committed sources of outside capital at this time. It is uncertain whether RegeneRx will be able to obtain outside capital when it needs it or on terms that would be acceptable. If RegeneRx raises funds by selling additional shares of its common stock or securities convertible into its common stock, the ownership interest of its existing stockholders will be diluted. If RegeneRx is unable to obtain outside capital when needed, in the amount needed, its business and future prospects would be adversely affected and it could be forced to suspend or discontinue operations.

IF REGENERX IS UNABLE TO SUCCESSFULLY DEVELOP ITS PRODUCTS, IT MAY NEVER RECEIVE ANY COMMERCIAL REVENUE.


         Although RegeneRx was formed in 1982, it is still in the early stages of the development of its pharmaceutical products. Presently, RegeneRx does not have any products that have received regulatory approval, does not expect to have any such products for several years and may never successfully develop or commercialize any such products. RegeneRx's proposed products are subject to numerous risks associated with the development of medical products. These risks include the possibilities that any of RegeneRx's products could be found to be ineffective or toxic, or could fail to receive necessary regulatory approvals. In addition, RegeneRx's products could face obsolescence if third parties develop superior or equivalent but less expensive products.


IF REGENERX IS UNABLE TO RECEIVE THE REQUIRED REGULATORY APPROVALS, IT MAY NEVER BE ABLE TO MARKET ITS PRODUCTS

         Products that RegeneRx may develop will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to commercial marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming and RegeneRx cannot assure that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals could decrease the ability of RegeneRx to successfully market any products developed. Also, RegeneRx cannot predict the extent of adverse government regulation that might arise from future legislative or administrative action. In December 2002, the FDA allowed RegeneRx to begin testing Thymosin beta 4 in humans and perform Phase I clinical testing for general dermal indications under an Investigational New Drug Application. RegeneRx has completed the Phase I trials and anticipates beginning Phase II trials in the first half of 2004. RegeneRx does not currently have any other Investigational New Drug Applications nor any New Drug Applications for this or any other products and it is uncertain whether it ever will have such other applications.

BECAUSE REGENERX IS CURRENTLY DEVELOPING ONLY A SINGLE PRODUCT, A LACK OF SUCCESS IN COMMERCIALIZING THE PRODUCT COULD RESULT IN THE TERMINATION OF ITS CURRENT LINE OF BUSINESS


         As noted above, RegeneRx's current primary business focus is the development of Thymosin beta 4 for the treatment of non-healing wounds and similar conditions. While RegeneRx has in the past explored and may in the future explore the use of Thymosin beta 4 and other compounds for the treatment of other medical conditions, such as cystic fibrosis and septic shock, it presently has no immediate plans to develop products for such purposes. This lack of product diversification would have a material adverse affect on RegeneRx if it is unsuccessful in its efforts to commercialize Thymosin beta 4 as a wound-healing treatment, possibly resulting in the termination of its current line of business.


BECAUSE REGENERX IS DEPENDENT ON COLLABORATIVE RELATIONSHIPS, IT MAY NOT BE ABLE TO DEVELOP OR COMMERCIALIZE ITS PRODUCTS WITHOUT SUCH COLLABORATIVE RELATIONSHIPS

         Prior to submitting a new drug application to the FDA, RegeneRx must conduct clinical trials. Because of its limited resources, RegeneRx will need to enter into collaborative relationships with larger partners to conduct certain such trials, whether involving Thymosin beta 4 or other substances, or raise additional funds to conduct these trials. RegeneRx also plans to contract with other companies to manufacture and market its products. RegeneRx may be unable to enter into such partnerships and that could impede its ability to bring products to market. RegeneRx cannot assure that any partnerships, if entered into, will be on favorable terms or will result in the successful development or marketing of

RegeneRx's products. Currently, RegeneRx has licensed the European rights to Thymosin beta 4 for internal and external wound healing to Defiante Farmaceutica, L.d.a. Defiante's ability to develop Thymosin beta 4 for the European markets, for which it has a license, may be important to the success of RegeneRx. Should Defiante not develop Thymosin beta 4 for the European market it could negatively affect RegeneRx's world-wide development plans for Thymosin beta 4. Moreover, if RegeneRx is unsuccessful in obtaining positive clinical results or is unable to secure a manufacturing and/or marketing agreement on reasonable terms, RegeneRx would face serious delays in development of its products and would likely not generate revenues sufficient to sustain profitability. To date, Defiante has met RegeneRx's expectations and RegeneRx is satisfied with Defiante's ability to meet its obligations.

BECAUSE REGENERX DEPENDS ON THIRD PARTIES FOR SUPPLY OF RAW MATERIALS, IT WOULD HAVE TO CEASE DEVELOPMENT OF ITS PRODUCT IF IT COULD NOT OBTAIN ADEQUATE SUPPLIES

         RegeneRx depends on outside vendors for the supply of Thymosin beta 4. While there are numerous vendors who can manufacture Thymosin beta 4 to RegeneRx's specifications, RegeneRx's ability to obtain Thymosin beta 4 at an affordable cost could be affected by various factors outside RegeneRx's control, including the availability of certain chemicals necessary for manufacturing Thymosin beta 4. Currently, RegeneRx has utilized the services of one raw materials manufacturer, one of the largest in the industry, which has met its expectations. The company is also in the process of qualifying another raw materials manufacturer in order to have a second ready source for such materials and RegeneRx has been in touch with a half dozen other such companies that could also supply its needs. RegeneRx does business with its supplier on a purchase order basis and does not have any standing agreements. To date, RegeneRx is satisfied with its supplier's ability to meet its obligations. If any such supplier were unable to meet its obligations, RegeneRx would have to cease development of its product until it could obtain adequate supplies from another supplier, thus delaying or suspending operations.

BECAUSE REGENERX RELIES UPON DR. GOLDSTEIN, MR. FINKELSTEIN, AND OTHER KEY PERSONNEL, A LOSS OF ANY KEY PERSONNEL COULD PREVENT OR SIGNIFICANTLY DELAY THE ACHIEVEMENT OF ITS GOALS


         RegeneRx's success will depend to a large extent on the abilities and continued service of Dr. Goldstein and Mr. Finkelstein. The loss of Dr. Goldstein, the Chief Scientific Advisor, or Mr. Finkelstein, President and CEO, could prevent or significantly delay the achievement of RegeneRx's goals. RegeneRx has employment agreements with Dr. Goldstein and Mr. Finkelstein. RegeneRx does not, however, maintain a key man life insurance policy with respect to Dr. Goldstein or Mr. Finkelstein. RegeneRx also relies upon the expertise of Mr. Richard Hindin, a director, and Mr. David Crockford, a consultant. If either of these two persons were to leave RegeneRx, it could delay implementation of its business plan and clinical trials. Should either leave, RegeneRx would seek to replace them as soon as possible. As RegeneRx grows, it will need to add additional management and other personnel. Competition for qualified personnel in RegeneRx's industry is intense, and RegeneRx's success will depend on its ability to attract and retain highly skilled personnel. RegeneRx cannot assure you that its efforts to obtain or retain such personnel will be successful, yet it has not had any difficulties in attracting and retaining any personnel to date. There are no plans for any key employees or advisors to leave RegeneRx.


IF REGENERX IS UNABLE TO OBTAIN AND PROTECT ITS INTELLECTUAL PROPERTY RIGHTS, ITS ABILITY TO COMMERCIALIZE IT PRODUCTS COULD BE SUBSTANTIALLY LIMITED

         RegeneRx's success also will depend in substantial part on its ability to obtain, defend and enforce patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and abroad. Pursuant to a research agreement with The George Washington University, RegeneRx has rights to two U.S. patents relating to the treatment of septic shock which were issued in 1996 and 1997, which will expire in 2013 and 2014, respectively. The Company recently received a patent on Thymosin beta 4 and wound healing in Australia, which will expire in 2019. RegeneRx also hold the rights to a U.S. patent relating to the treatment of an autoimmune skin disease that results in hair loss, Alopecia, which expires in 2017. All of these patents relate to the Thymosin beta 4 platform. To develop the Thymosin beta 4 platform, the Company must depend on regulatory agencies such as the FDA or similar organizations in other jurisdictions, and the U.S. Patent and Trademark Office, or similar organizations in other jurisdictions. The Company has filed all of its identified patents either with the U.S. Patent Trademark Office or similar agencies in other countries and has file an Investigational New Drug application for Thymosin beta 4 only with the U.S. FDA. In addition to its four issued patents, RegeneRx has 42 patent applications pending in various countries including six patent cooperation treaties which preserve the right to file a patent application in the countries that are part of the treaty.

         Pursuant to an exclusive world-wide license from the National Institute of Health, RegeneRx has exclusive rights under a patent application filed by the NIH for the use of Thymosin beta 4 in the treatment of non-healing wounds. The initial patent, the Austrialian patent referred to above, was issued under this application. RegeneRx cannot guarantee whether or when other patents will be issued or as to the scope of the patents issued. If no other patent issues from the NIH's application, RegeneRx's ability to commercialize Thymosin beta 4 as a wound-healing treatment could be substantially limited.

         RegeneRx cannot assure you that any patent applications filed by RegeneRx, or by others under which RegeneRx has rights, will result in patents being issued in the United States or foreign countries. In addition, RegeneRx cannot guarantee that patents that have been or will be issued will afford meaningful protection for RegeneRx's products. Competitors may develop products similar to RegeneRx's that do not conflict with RegeneRx's patents. Others may challenge RegeneRx's patents and, as a result, RegeneRx's patents could be narrowed or invalidated. RegeneRx cannot assure that it will be able to afford the legal costs associated with defending or enforcing any of its patents. RegeneRx has not received any communications, allegations, complaints or threats of litigation relating to patent infringement to date.

         Organizations with which RegeneRx collaborates typically have the right to publish data generated from such collaborations. In certain cases, RegeneRx may review and comment on the data prior to publication. Each scientific advisor and consultant has signed a confidentiality agreement not to disclose any confidential information without the approval of the Company. Two institutions with which the Company collaborates have no such confidentiality agreement.

IF REGENERX IS UNABLE TO SUCCESSFULLY COMPETE WITH COMPANIES WITH GREATER RESEARCH AND DEVELOPMENT CAPABILITIES, IT MAY NEVER ACHIEVE A SUSTAINABLE LEVEL OF REVENUES FROM ITS PRODUCTS


         RegeneRx is engaged in a business that is highly competitive. Research and development activities for the development of drugs to treat patients with cystic fibrosis, septic shock and non-healing wounds are being sponsored or conducted by private and public institutions and by major pharmaceutical companies located in the United States and a number of foreign countries. Most of these companies and institutions have financial and human resources that are substantially greater than those of RegeneRx, and that have extensive experience in conducting research and development activities and clinical testing and in obtaining the regulatory approvals necessary to market pharmaceutical products. With respect to wound healing, Johnson & Johnson is marketing Regranex(TM) for this purpose in patients with diabetic foot ulcers. Other companies, such as Novartis, are developing and marketing artificial skins which could compete with RegeneRx's products in certain wound healing areas. Moreover, wound healing is a large and highly fragmented marketplace attracting many companies, large and small, to develop products for treating acute and chronic wounds.

IF REGENERX IS UNABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE, IT COULD BE EXPOSED TO EXPENSES SIGNIFICANTLY IN EXCESS OF ANY REVENUES

         RegeneRx's ability to proceed with human clinical trials for Thymosin beta 4 is dependent on its ability to obtain sufficient product liability insurance or to collaborate with corporate partners that have adequate insurance. In addition, the use of RegeneRx's products, when and if developed and sold, will expose RegeneRx to the risk of product liability claims. Although RegeneRx intends to obtain product liability insurance coverage, it cannot guarantee that product liability insurance will continue to be available to it on acceptable terms, or at all, or that its coverage will be sufficient to cover all claims against it. A product liability claim, even one without merit or for which RegeneRx has substantial coverage, could result in significant legal defense costs, thereby exposing RegeneRx to expenses significantly in excess of its revenues. RegeneRx believes it currently has adequate insurance coverage against liability claims related to its operations. RegeneRx has not received any communications, allegations, complaints or threats of litigation relating to its products from its operations.

IF REGENERX IS UNABLE TO OBTAIN PRODUCT REIMBURSEMENT BY THIRD PARTIES, THE POTENTIAL PROFITABILITY OF ITS OPERATIONS COULD BE DECREASED


         In addition to obtaining regulatory approval, the successful commercialization of certain of RegeneRx's products may depend on its ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as health maintenance organizations, are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of healthcare organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for RegeneRx's products, if and when developed. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect RegeneRx's ability to sell its products and may have a material adverse effect on its operations. RegeneRx cannot assure that reimbursement in the United States or foreign countries will be available for any of RegeneRx's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or the price of, its products. The lack or inadequacy of third-party reimbursements for certain of RegeneRx's products decrease the potential profitability of its operations. RegeneRx cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on its business.

                         RISKS RELATED TO THIS OFFERING
                         ------------------------------


BECAUSE REGENERX'S STOCK PRICE IS VOLATILE, IT CAN BE DIFFICULT FOR STOCKHOLDERS TO PREDICT THE VALUE OF THEIR SHARE AT ANY GIVEN TIME

         The price of RegeneRx's stock can be volatile, which makes it difficult for stockholders to predict the value of their shares or buy or sell shares at any given time. In the last two fiscal years, RegeneRx's stock price has ranged from $0.15 to $1.70. In the first quarter of this year, RegeneRx's stock price ranged from $1.08 to $1.73. A variety of factors may affect the market price of RegeneRx's common stock including, but not limited to, results of testing and clinical trials; corporate partnerships; technological innovations by RegeneRx or competitors; changes in laws and government regulations; developments concerning proprietary rights, including patents and litigation matters; public perception relating to the commercial value or safety of any of RegeneRx's products; and general stock market conditions.

         RegeneRx's common stock is currently traded on the OTC Bulletin Board. Trading in RegeneRx's common stock is sporadic, and days or weeks may from time to time pass without any reported trades. If limited trading in RegeneRx's common stock continues, it may remain difficult for stockholders to sell their shares in the public market. This limited trading also could decrease or eliminate RegeneRx's ability to raise additional funds through issuances of its securities.


BECAUSE REGENERX HAS NEVER PAID DIVIDENDS ON ITS COMMON STOCK AND HAS NO PLANS TO DO, SO, THE ONLY RETURN ON YOUR INVESTMENT WILL COME FROM ANY INCREASE IN THE VALUE OF THE STOCK


         Since its inception in 1982, RegeneRx has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future due to RegeneRx's limited funds for operations. Therefore, any return on your investment would come only from an increase in the value of the stock.


BECAUSE REGENERX IS CONTROLLED BY MANAGEMENT AND A SMALL NUMBER OF STOCKHOLDERS, STOCKHOLDERS WILL HAVE LESS INFLUENCE AND CONTROL OVER MATERS SUBMITTED FOR THEIR APPROVAL

         As of March 2, 2004, RegeneRx's executive officers, directors and 5% or greater stockholders together beneficially owned approximately 19,652,797 of the shares of RegeneRx's common stock, RegeneRx's sole class of outstanding voting securities. These stockholders, acting together, are in a position to influence and possibly control most matters submitted for approval by RegeneRx's stockholders, including the election of directors and the consideration of mergers or other proposed transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

BECAUSE THERE IS A POTENTIAL FOR FUTURE DILUTION TO EXISTING STOCKHOLDERS, THEIR PERCENTAGE OWNERSHIP AND CONTROL OVER COMPANY MATTERS COULD BE REDUCED

         Currently, RegeneRx is authorized to issue up to 100,000,000 shares of its common stock. As of March 2, 2004, there were issued and outstanding 32,542,548 shares of RegeneRx's common stock and RegeneRx is obligated to issue 4,105,194 shares under its outstanding options and warrants. The authorized but unissued shares may be issued by RegeneRx in such transactions and at such times as its Board of Directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Any such issuance that is not made solely to then-existing stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.


                           FORWARD-LOOKING STATEMENTS

         When used in this Form SB-2 and in future filings by RegeneRx with the Securities and Exchange Commission, in RegeneRx's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern RegeneRx's current expectations regarding future events, including the ongoing and prospective development of Thymosin beta 4 and possible future benefits to RegeneRx, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results and those presently anticipated or projected. RegeneRx wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. RegeneRx wishes to advise readers that the factors described herein, in addition to other factors, could affect RegeneRx's financial performance and could cause RegeneRx's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         RegeneRx does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required under applicable law.

                                 USE OF PROCEEDS

         RegeneRx will not receive any proceeds from the sale of the common stock in this offering, but it will pay the expenses related to the registration of the shares of common stock.



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                              OR PLAN OF OPERATION

         This item should be read in conjunction with the audited financial statements and notes thereto of RegeneRx beginning on page F-1 of this registration statement.

PLAN OF OPERATION

         Since its inception in 1982, RegeneRx's activities had consisted of conducting research and development, sponsoring clinical trials of its proprietary products, the construction and equipping of laboratory and production facilities, and the manufacture of products for research, testing and clinical trials. In 2000, RegeneRx adopted a modified business plan calling on the outsourcing of most of the activities necessary to its mission of developing its Thymosin beta 4, or T(beta)4, technology for the treatment of chronic wounds. This business model allows for the rapid and effective deployment of necessary resources without the burden of expensive and unwieldy infrastructure. It also allows RegeneRx to expand or contract its efforts depending on capital resources or other circumstances. RegeneRx has not generated revenues from operations and does not anticipate generating product revenues or other revenues from operations for the foreseeable future. During 2003 and 2002, Company earned no revenues. RegeneRx's accumulated deficit of $39,179,190 through December 31, 2003 has been funded primarily by the proceeds from the issuance of equity securities (and interest earned on such funds), the licensing of technology developed or acquired by RegeneRx, limited product sales and royalties, and the sale of royalty rights. RegeneRx will require substantial funding in order to complete research and development activities, manufacturing for clinical trials, and the eventual marketing of any products that RegeneRx intends to develop.

         On June 11, 2003, RegeneRx completed the sale of 3,184,713 shares of restricted common stock pursuant to a private placement at a price of $.628 per share to Defiante Farmaceutica, L.d.a., a Portuguese company that is a wholly owned subsidiary of Sigma-Tau, S.p.A., a pharmaceutical company headquartered in Rome, Italy. RegeneRx received approximately $2.0 million in proceeds. In addition, RegeneRx granted Defiante warrants to purchase up to $1.5 million of additional restricted common stock of RegeneRx at prices ranging from $1.00 to $1.25 per share (or higher under certain circumstances) over a period of 18 months.

         On January 23, 2004, RegeneRx completed the sale of 2,393,580 shares of common stock pursuant to a private placement at a price of $.95 per share to Defiante and several private investors. RegeneRx received approximately $2.3 million in proceeds. In addition, RegeneRx granted investors warrants to purchase 1 share of common stock for every 4 shares of common stock purchased in the offering at a price of $1.50 per share over a period of 30 months.

         Although RegeneRx has no products that have received regulatory approval to date, RegeneRx's Investigational New Drug Application was accepted by the United States Food and Drug Administration in December 2002 allowing RegeneRx to commence the human testing of T(beta)4 for dermal wounds. RegeneRx initiated a Phase I human clinical trial in March 2003, which studies were designed to establish safety in human subjects, and successfully completed the trial in September 2003. There were no significant adverse events associated with the drug in Phase I and results demonstrated it was well tolerated by all subjects. RegeneRx has recently raised additional capital for Phase II trials that are expected to begin in the first half of 2004. RegeneRx believes the Phase II trials, which it hopes to conduct in a somewhat parallel fashion, will take approximately 12-15 months each and will cost just over $2 million. RegeneRx plans to independently develop T(beta)4 in the United States for chronic dermal wounds through completion of Phase III clinical trials.

         On January 22, 2004, RegeneRx exclusively licensed certain European rights to T(beta)4 to Defiante. Defiante will develop T(beta)4 for internal and external wounds in Europe and certain other contiguous and geographically relevant countries. The Agreement expires on a country-by-country basis upon the later of the expiration of the last to expire of any granted patent in the territory having at least one valid claim covering the products then on the market, the expiration of any other exclusive or proprietary marketing rights or twelve years from the effective date.

         Under the Agreement, Defiante will pay RegeneRx a royalty on commercial sales and will purchase all required T(beta)4 from RegeneRx. When RegeneRx completes positive Phase II clinical trials in the United States, Defiante must either pay RegeneRx $5 million or initiate pivotal Phase III clinical trials in Europe to maintain the license. Defiante also will be obligated to attain future clinical and regulatory milestones in the licensed territory. As those milestones are obtained, certain performance criteria regarding commercial registration and minimum annual royalties will be required in each licensed country. The agreement does not prevent RegeneRx from sublicensing the technology in countries outside the licensed territory, and has no impact on any U.S. rights.

         At December 31, 2003, RegeneRx had cash and cash equivalents totaling $1,019,889 and working capital of $890,166 and total assets were $1,109,818. RegeneRx believes that its cash balances, and an additional $2,300,000 from the January 2004 private placement, will be sufficient to sustain current operations at least through December 31, 2004. RegeneRx is currently pursuing several potential financing alternatives for continuation of its research, development and clinical trials programs. There is no assurance that RegeneRx will be able to raise additional capital necessary to timely execute its current plan of operation or continue such plan of operation beyond December 2004 unless substantial additional capital is raised.

         As RegeneRx utilizes a virtual company strategy it does not currently expect to purchase or sell any properties or significant equipment and does not expect to have significant changes in the number of its employees. For more information about RegeneRx's virtual company strategy, see "Description of Business - General."

                             DESCRIPTION OF BUSINESS

GENERAL

         RegeneRx Biopharmaceuticals, Inc. was formed in 1982 and is a pharmaceutical research and development company focusing on the development of products to treat a variety of human diseases. RegeneRx's current primary business focus is the commercialization of Thymosin beta 4, a 43 amino acid peptide. RegeneRx is concentrating its efforts on the use of T(beta)4 for the treatment of injured tissue and non-healing wounds to enable more rapid repair and/or tissue regeneration.

         RegeneRx utilizes a virtual company strategy in order to effectively control costs while focusing on the clinical development of T(beta)4. RegeneRx uses this model for certain research and development, clinical trials, and manufacturing operations, as well as other functions critical to its mission. RegeneRx believes this approach enhances its ability to allocate resources rapidly to different projects. The strategy consists of (i) identifying, evaluating and licensing pharmaceutical product opportunities that appear to have a significant commercial potential; (ii) designing pre-clinical and/or clinical protocols to test such products; (iii) utilizing third party contract manufacturers to supply clinical grade material and third party contract research organizations to perform pre-clinical and/or clinical studies in accordance with its designed protocols; and (iv) pursuing sublicense arrangements with established pharmaceutical companies to support late stage clinical testing and ultimately marketing if regulatory approval is obtained.

PRIMARY COMMERCIAL DEVELOPMENT FOCUS - THYMOSIN BETA 4

         General. Originally isolated from the thymus, Thymosin beta 4 is a chemically synthesized copy of a natural human peptide that circulates in the blood and plays a vital role in the regeneration, remodeling and healing of tissues. Although it is recognized that wound healing is a complex process, most companies working to develop new drugs in this area have focused primarily on adding different growth factors to stimulate healing and have, to date, failed to demonstrate dramatic improvements in the healing process. T(beta)4 represents a new type of compound being developed to speed the healing of injured tissues, accelerate the growth of blood vessels and reduce inflammation. It represents a technology platform from which RegeneRx intends to investigate potential clinical uses beyond chronic dermal wounds. Unlike compounds such as Platelet-Derived Growth Factor, Keratinocyte Growth Factor, Epidermal Growth Factor, or basic Fibroblast Growth Factor, T(beta)4 is not a growth factor and, unlike Interleukin-1 or Tumor Necrosis Factor, Thymosin beta 4 is not a cytokine. (Cytokines are proteins and peptides, which act as immune regulators and modulate the functional activities of individual cells and tissues.) Rather, it regulates the actin molecule and reduces inflammation in most mammalian cells and as such plays a vital role in the healing of injured or damaged tissues. Actin comprises up to 10% of the protein of non-muscle cells and plays a central role in cell structure (formation of the cytoskeleton) and in the movement of cells throughout the body. Research studies from the National Institute of Health established that T(beta)4 stimulates the migration of human keratinocytes (skin cells) and the migration of human endothelial cells. Endothelial cells are the major cell types responsible for the formation of blood vessels and other tissues. These studies were the first to document the important role of Thymosin beta 4 in wound healing.

         Product Development. RegeneRx first began evaluating Thymosin beta 4 in diseases associated with actin toxicity, such as cystic fibrosis. In March 1997, RegeneRx provided funding under a research contract with Vanderbilt University to determine the effect of Thymosin beta 4 in a sheep model of Adult Respiratory Distress Syndrome, a syndrome associated with septic shock. In animal models of septic shock, Thymosin beta 4 has been shown to reduce endotoxin-induced death, presumably by modulating pathologic mediators of inflammation and cell death, including the depolymerization of actin. RegeneRx is considering additional studies for this use of Thymosin beta 4 and holds two patents related to this application. See "--Proprietary Rights" below.


         RegeneRx's main product development focus is the use of Thymosin beta 4 for the treatment of non-healing wounds and similar medical problems such as Epidermolysis Bullosa, chronic pressure ulcers and diabetic lower extremity ulcers. RegeneRx entered into a Material Transfer - Cooperative Research and Development Agreement with the NIH during the second quarter of 1997. Under this agreement, RegeneRx received an option to elect an exclusive or non-exclusive commercialization license from the NIH for any patent rights that might result from the NIH research study that relate to the use of Thymosin beta 4 as a tissue growth and repair factor. A provisional patent application was filed by NIH in July 1998, with a Patent Cooperation Treaty application filed in July 1999, pertaining to the work performed on Thymosin beta 4. On February 6, 2001, RegeneRx executed an agreement with the NIH giving RegeneRx an exclusive worldwide license from the NIH for all claims to Thymosin beta 4 within the patent application. In exchange for the exclusive license, RegeneRx must make certain royalty and milestone payments to the NIH. No assurance can be given as to whether or when a patent will be issued, or as to any conditions that might be attached to the patent.


         To date, the NIH has performed pre-clinical animal studies using Thymosin beta 4, supplied by RegeneRx, which have indicated that Thymosin beta 4 is effective in healing injured dermal and ocular tissue and improving wound healing and chemical burns in normal, elderly, diabetic, and steroid-suppressed rodents and other mammals. In December of 2002, RegeneRx initiated research under an Investigational New Drug Application, from the U.S. Food and Drug Administration allowing it to begin Phase I human clinical trials. The Phase I study was successfully completed in September of 2003. For additional information regarding the regulatory approval process for RegeneRx's products, see "-- Government Regulation" below.

         Other areas RegeneRx may explore with T(beta)4 are the healing of eye injuries, including chemical burns and inflammatory processes, post surgical healing, and wound healing in patients undergoing steroidal therapy, among other indications. RegeneRx also is reconsidering the possible applications of T(beta)4 for the treatment of septic shock and cystic fibrosis, as well as other internal wound healing applications.

         All of RegeneRx's efforts to develop additional applications would likely require substantial additional capital or a strategic alliance or other partnership arrangement with a firm providing the capital and/or necessary expertise. RegeneRx has placed development of T(beta)4 for wound healing as its highest product development priority. For additional information regarding RegeneRx's efforts to commercialize Thymosin beta 4, see "--Proprietary Rights" below.

MANUFACTURING

         RegeneRx, uses outside contract manufacturers to manufacture bulk T(beta)4 and formulate it into a final product, which product was used for its Phase I clinical trials and will be used for future clinical trials. Additional manufacturers have been identified for manufacturing of the bulk T(beta)4 as well as for the final T(beta)4 products. No agreements with these manufacturers have been entered into, however, and no assurance can be given that such agreements will be negotiated on terms favorable to RegeneRx, or at all. Contractors will be selected on the basis of their supply capability, ability to produce a drug substance in accordance with current Good Manufacturing Practice requirements of the FDA and to meet Company-established specifications. Although RegeneRx has enough bulk T(beta)4 for its currently scheduled clinical trials, there can be no assurance that RegeneRx will have sufficient funds to cover the costs of manufacturing additional materials for further development.

COMPETITION

         RegeneRx is engaged in a business that is highly competitive. Research and development activities for the development of drugs to treat patients with cystic fibrosis, septic shock and non-healing wounds are being sponsored or conducted by private and public institutions and by major pharmaceutical companies located in the United States and a number of foreign countries. Most of these companies and institutions have financial and human resources that are substantially greater than those of RegeneRx, and that have extensive experience in conducting research and development activities and clinical testing and in obtaining the regulatory approvals necessary to market pharmaceutical products. With respect to wound healing, Johnson & Johnson has marketed Regranex(TM) for this purpose in patients with diabetes foot ulcers with some success. Other companies, such as Novartis, are developing and marketing artificial skins which could compete with RegeneRx's products in certain wound healing areas. Moreover, wound healing is a large and highly fragmented marketplace attracting many companies, large and small, to develop products for treating acute and chronic wounds.

GOVERNMENT REGULATION

         In the United States, the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, recordkeeping, approval, advertising, and promotion of RegeneRx's products on a product-by-product basis. Regulation by governmental authorities in the United States and foreign countries will be a significant factor in the manufacturing and marketing of RegeneRx's products and in its ongoing research and product development activities. Any product developed by RegeneRx will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require the expenditure of substantial resources. Any failure by RegeneRx to obtain regulatory approvals, or any delay in obtaining such approvals, could adversely affect the marketing of products being developed by RegeneRx, its ability to receive product or royalty revenues and its liquidity and capital resources.

         Pre-clinical testing in the laboratory must ordinarily be conducted to evaluate the potential efficacy and the safety of an investigational drug. The results of these studies are submitted to the FDA as part of an Investigational New Drug Application, or IND, which must be reviewed and allowed to go into effect by the agency before clinical testing can begin. Typically, clinical evaluation involves a three-stage process. In Phase I, trials are conducted with a small number of subjects to determine the safety profile, the pattern of drug distribution and metabolism. In Phase II, trials are conducted with small groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multi-center, comparative trials are generally conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and other regulatory authorities.

         The results of the pre-clinical and clinical testing with detailed information on manufacturing are submitted to the FDA in the form of a New Drug Application, or NDA, or Biologics License Application, or BLA, for approval to commence commercial sales. In responding to an NDA or BLA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. Therefore, even if RegeneRx completes Phase III clinical trials for certain of its products, and submits an NDA or BLA to the agency, there can be no assurance that the FDA will grant marketing approvals, or if granted, that they will be granted on a timely basis. If the FDA does approve a product, it may require, among other things, post-marketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug that may be difficult and expensive to administer. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market.

         Among the conditions for an NDA or a BLA approval is the requirement that the applicable manufacturing, clinical, pharmacovigilance, quality control and manufacturing procedures conform on an ongoing basis with current Good Clinical Practices, current Good Manufacturing Practices, and computer information system validation standards. Before approval of a BLA, the FDA will perform a prelicensing inspection of clinical sites, manufacturing facilities and the related quality control records to determine its compliance with these requirements. To assure compliance, applicants must continue to expend time, money and effort in the area of training, production and quality control. After the applicant is licensed for the manufacture of any product, manufacturers are subject to periodic inspections by the FDA. If a company fails to comply with FDA regulatory requirements, FDA may pursue a wide range of remedial actions.

         In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress related to the regulation of drug products, and RegeneRx cannot predict the outcome or effect of such legislation on its business.

         In December 2002, RegeneRx requested Thymosin beta 4 be designated an "Orphan Drug" under the Orphan Drug Act. Under the Act, the FDA may designate a product or products as having Orphan Drug status to treat "a rare disease or condition" which is a disease or condition that affects populations of less than 200,000 individuals in the United States, or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated as an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product. One such incentive is marketing exclusivity. The sponsor that obtains the first marketing for a designated Orphan Drug for a given indication is eligible to receive marketing exclusivity for a period of seven years. There may be multiple designations of Orphan Drug status for a given drug and for different indications. The sponsor of the first approved NDA (or BLA) for a given drug for its use in treating a given rare disease may receive marketing exclusivity for that specific use. Even if a sponsor of a product for an indication for use with an Orphan Drug designation is the first to obtain FDA approval of an NDA (or
BLA) for that designation and obtains marketing exclusivity, another sponsor's application for the same drug product may be approved by the FDA during the period of exclusivity if the FDA concludes that it is clinically superior. In early 2003, RegeneRx received a response indicating that at that time there was insufficient information in order to base a grant of the designation. The FDA, however, recommended that RegeneRx resubmit a new application when additional scientific and/or clinical evidence had been obtained. RegeneRx is in the process of preparing such application for resubmission.

PROPRIETARY RIGHTS


         Under a research agreement with The George Washington University, RegeneRx funded Thymosin beta 4 research at GWU and was granted a sole and exclusive world-wide license to any patents that resulted from such research. While RegeneRx no longer funds research under this agreement, RegeneRx remains obligated under the research agreement to pay GWU a royalty of 4% of the net sales, if any, of specified products covered by patents issued in connection with the agreement. Pursuant to the research agreement, RegeneRx has exclusive rights to patent applications filed in the United States and in Europe disclosing the use of Thymosin beta 4 for the treatment of septic shock and associated syndromes, including Adult Respiratory Distress Syndrome. Two U.S. patents have been issued. The first patent, No. 5,578,570, entitled "Method of Treating Septic Shock Using Thymosin beta 4," issued on November 26, 1996 and expires in November 2013 and the second patent, No. 5,593,964, entitled "Method of Treating Septic Shock By Preventing Actin Polymerization," issued on January 14, 1997 and expires in October 2014. No sales have occurred and as a result, no royalty payments have yet been incurred or paid to GWU pursuant to the research agreement. RegeneRx has also filed numerous other patents related to Thymosin beta 4 and related compounds and indications for their use.

         As discussed above under "--Primary Commercial Development Focus - Thymosin Beta 4 - Product Development," RegeneRx has obtained exclusive rights under a patent application filed by the NIH for the use of Thymosin beta 4 in the treatment of non-healing wounds. Subsequently, RegeneRx has filed numerous additional patent applications covering various compositions, uses and other aspects of Thymosin beta 4. Recently, RegeneRx was issued a patent in Australia on Thymosin beta 4 and wound healing, entitled "Thymosin B4 promotes wound repair" which expires twenty years from the filing date July 29, 1999. In addition, RegeneRx holds the rights to a U.S. patent relating to the treatment of an autoimmune skin disease that results in hair loss, Alopecia. The patent, No. 6,030,948, entitled "Hair Regeneration Compositions for Treatment of Alopecia and Method of Application Related Thereto," issued on February 29, 2000 and expires in December of 2017. There can be no assurance that these, or any other future patent applications under which RegeneRx has rights, will result in the issuance of a patent or that any patent issued will not be subject to challenge. In the case of a claim of patent infringement by or against RegeneRx, there can be no assurance that RegeneRx will be able to afford the expense of any litigation that may be necessary to enforce its proprietary rights.


EMPLOYEES

         RegeneRx utilizes a business strategy that involves contracting out research, development, manufacturing, and other functions to third parties partially in order to minimize the expense and overhead associated with the maintenance of a large infrastructure. Consistent with this strategy, RegeneRx currently utilizes several consultants, along with various other professional advisors, to advise its Chief Executive Officer and Board of Directors on all company matters. RegeneRx currently has three employees in addition to retaining several outside consultants and contractors.

CLINICAL TRIALS


         Under its current business model, RegeneRx uses a Contract Research Organization, or CRO, to conduct all facets related to clinical trials. This includes any preclinical pharmacokinetics, toxicology, and formulation work required for human clinical trials. The CRO is also responsible for the conduct of clinical trials on behalf of RegeneRx. This enables RegeneRx to efficiently perform high quality clinical trials without the need to build infrastructure to support such trials and without giving up any rights to its products. The FDA accepted RegeneRx's IND application in December 2002 and TherImmune Research Corporation, a CRO, completed Phase I human clinical trials in September 2003 on behalf of RegeneRx. Phase I enrolled 15 subjects. RegeneRx has raised additional capital for certain Phase II clinical trials. Phase II trials are scheduled to begin in the second quarter of 2004. RegeneRx has entered into an agreement with PAREXEL International, LLC, another CRO, to conduct its Phase II trials.

                               MATERIAL AGREEMENTS

RESEARCH, DEVELOPMENT AND LICENSING AGREEMENTS
----------------------------------------------

         RegeneRx has a research agreement with The George Washington University, whereby RegeneRx funded Thymosin beta 4 research at GWU and was granted a sole and exclusive world-wide license to any patents that resulted from such research. While RegeneRx no longer funds research under this agreement, RegeneRx remains obligated under the research agreement to pay GWU a royalty of 4% of the net sales, if any, of specified products covered by patents issued in connection with the agreement. Pursuant to the research agreement, RegeneRx has exclusive rights to patent applications filed in the United States and in Europe disclosing the use of Thymosin beta 4 for the treatment of septic shock and associated syndromes, including Adult Respiratory Distress Syndrome. Two U.S. patents have been issued. No sales have occurred and as a result, no royalty payments have yet been incurred or paid to GWU pursuant to the research agreement.

National Institute of Health
----------------------------

         RegeneRx entered into a Material Transfer - Cooperative Research and Development Agreement with the National Institute of Health during the second quarter of 1997. Under this agreement, RegeneRx received an option to elect an exclusive or non-exclusive commercialization license from the NIH for any patent rights that might result from the NIH research study that relate to the use of Thymosin beta 4 as a tissue growth and repair factor. A provisional patent application was filed by NIH in July 1998, with a Patent Cooperation Treaty application filed in July 1999, pertaining to the work performed on Thymosin beta 4. On February 6, 2001, RegeneRx executed an agreement with the NIH giving RegeneRx an exclusive worldwide license from the NIH for all claims to Thymosin beta 4 within the patent application. In exchange for the exclusive license, RegeneRx must make certain royalty and milestone payments to the NIH. Although the initial patent under the Agreement was issued in Australia in February 2004, no assurance can be given as to whether or when any other such patents will be issued, or as to any conditions that might be attached to the patent.

         To date, the NIH has performed non-clinical animal studies using Thymosin beta 4, supplied by RegeneRx, which have indicated that Thymosin beta 4 is effective in healing injured dermal and ocular tissue and improving wound healing and chemical burns in normal, elderly, diabetic, and steroid-suppressed rodents and other mammals. In December of 2002, RegeneRx initiated research under an Investigational New Drug Application, from the U.S. Food and Drug Administration allowing it to begin Phase I human clinical trials. The Phase I study was successfully completed in September of 2003.

Defiante Farmaceutica, L.d.a.
-----------------------------

         On January 22, 2004, RegeneRx exclusively licensed certain European rights to T(beta)4 to Defiante Farmaceutica, L.d.a., a Portuguese company that is a wholly owned subsidiary of Sigma-Tau, S.p.A., a pharmaceutical company headquartered in Rome, Italy. Defiante will develop T(beta)4 for internal and external wounds in Europe and certain other contiguous and geographically relevant countries. The Agreement expires on a country-by-country basis upon the later of the expiration of the last to expire of any granted patent in the territory having at least one valid claim covering the products then on the market, the expiration of any other exclusive or proprietary marketing rights or twelve years from the effective date.

         Under the Agreement, Defiante will pay RegeneRx a royalty on commercial sales and will purchase all required T(beta)4 from RegeneRx. When RegeneRx completes positive Phase II clinical trials in the United States, Defiante must either pay RegeneRx $5 million or initiate pivotal Phase III clinical trials in Europe to maintain the license. Defiante also will be obligated to attain future clinical and regulatory milestones in the licensed territory. As those milestones are obtained, certain performance criteria regarding commercial registration and minimum annual royalties will be required in each licensed country. The agreement does not prevent RegeneRx from sublicensing the technology in countries outside the licensed territory, and has no impact on any U.S. rights.

CONTRACT RESEARCH ORGANIZATION AGREEMENTS
-----------------------------------------

         In general, RegeneRx enters into a master services agreement with a CRO that describes the general scope of the relationship and a protocol for specific tasks within the agreement. Then, the work is done and the payments are made according to task orders that the company signs with the CRO. RegeneRx had previously engaged TherImmune Research Corporation (which was acquired by Gene Logic, Inc. in April 2003), a CRO, to completed its Phase I trials of T(beta)4. RegeneRx paid a total of approximately $1.2 million to TherImmune for their work related to the Phase I trials completed in September of 2003. RegeneRx recently entered into a masters services agreement in March 2004 with PAREXEL International, LLC to conduct its Phase II trials to begin in the second quarter of 2004. RegeneRx will pay up to approximately $2 million for the contemplated Phase II clinical trials, although it is under no obligation to undertake any such trials at this time. The Master Services Agreement is in effect until the sooner of the completion of the services related to the clinical trials under the agreement or five years. It may be terminated upon prior written notice to the other party with differing terms when either party is in breach of the agreement.


                             DESCRIPTION OF PROPERTY

         RegeneRx's corporate headquarters are located in Bethesda, Maryland where it leases office space in an executive office suite. RegeneRx entered into the lease agreement for this property in April 2002. The lease agreement provides for a twelve-month term, which automatically renews upon expiration for an additional twelve months unless either RegeneRx or the lessor provides notice of termination as described in the agreement. For additional information, see
Note 8 of the Notes to Financial Statements on page F-16 of this registration statement.

               DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

         RegeneRx's Board of Directors consists of five directors. RegeneRx's bylaws allow for not less than three and not more than seven Directors. Directors are elected annually to serve one-year terms.

         The following table sets forth, with respect to each director and executive officer, his name and age, the year in which he first became a director of RegeneRx, and his principal occupation and business experience during the past five years.

--------------------------------------------------------------------------------

         NAME,
    YEAR FIRST BECAME                          PRINCIPAL OCCUPATION AND
DIRECTOR OF COMPANY, TITLE    AGE                 BUSINESS EXPERIENCE
--------------------------------------------------------------------------------

J.J. Finkelstein, 2002        52       RegeneRx's President and CEO since 2002
President & CEO                        and a member of the Board President and
                                       CEO of Directors since 2002. Mr.
                                       Finkelstein has been a chief executive
                                       officer and consultant in the bioscience industry for the past twenty years, having served as Chief Executive Officer of three biomedical companies since 1982, including as CEO of RegeneRx from 1984 to 1989 and as Vice-Chairman from 1989 to 1991.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Allan L. Goldstein, 1982      66       Chairman of the Board of RegeneRx since
Chairman and Chief Scientific          1982; Chief Executive Officer of RegeneRx
Advisor                                from 1982 to 1986, and 1999 to 2002;
                                       Chief Scientific Advisor of RegeneRx from
                                       1982 to present; Professor and Chairman
                                       of Department of Biochemistry and
                                       Molecular Biology at The George
                                       Washington University School of Medicine and Health Sciences from 1978 to present.


--------------------------------------------------------------------------------


Albert Rosenfeld, 1982        83       Secretary - Treasurer of RegeneRx from
Secretary and Treasurer                1999 to present;  Consultant on Future
                                       Programs for March of Dimes Birth Defect
                                       Foundation from 1973 to present; Adjunct
                                       Assistant Professor, Department of Human
                                       Biological Chemistry and Genetics at
                                       University of Texas Medical Branch, from
                                       1974 to 1998; author and lecturer on
                                       scientific matters.


--------------------------------------------------------------------------------

Richard J. Hindin, 2002       61       Director of Chicken Out Rotisserie Inc.,
                                       founded in 1991, which operates 28
                                       restaurants in four states and the
                                       District of Columbia, with annual sales
                                       in excess of $30 million. In 1967, he
                                       co-founded Britches of Georgetown, Inc.,
                                       (Britches) a clothing retailer
                                       specializing in the sale of upscale men's and women's apparel and accessories. Mr.
                                       Hindin also serves as Chairman of the
                                       Board of The Institute of Advanced
                                       Studies in Immunology and Geriatric
                                       Medicine, a non-profit 501(c)(3)
                                       corporation that specializes in
                                       disseminating medical information to the public as well as providing the pharmaceutical industry with an independent source for testing vaccines and drugs for the elderly. Mr. Hindon is also President of Hinsilblon Laboratories
                                       Ltd., a company based in Cape Coral,
                                       Florida which sells odor neutralization
                                       products and delivery systems.

--------------------------------------------------------------------------------

Joseph C. McNay, 1987         69       Managing Principal, Chairman and Chief
                                       Investment Officer of Essex Investment
                                       Management Company, LLC, a registered
                                       investment advisor, from 1976 to present;
                                       Director of Softech, Inc. and MPSI
                                       System, Inc.

--------------------------------------------------------------------------------

                      MEDICAL AND SCIENTIFIC ADVISORY BOARD

         RegeneRx has an advisory board called the Medical and Scientific Advisory Board. RegeneRx's Medical and Scientific Advisory Board consists of experts in various medical and scientific fields who advise RegeneRx on key aspects of its wound-healing technology platform, based on T(beta)4. They advise RegeneRx in such areas as potential therapeutic uses for T(beta)4, strategies for clinical development, and evaluation of new scientific or medical data. In addition, the members also introduce RegeneRx to companies who might be interested in working with it on its technology.

         All outside MSAB members receive options for 30,000 shares of stock at the trailing 20-day average bid, which vest over three years. They also receive $1,000 for each MSAB annual meeting they attend plus all travel expenses. The MSAB has had no annual meetings to date.

         The members of the MSAB are Allan L. Goldstein (Chairman); Albert Rosenfeld; Herve Byron, MD; Barrett Katz, MD, MBA; Steve Kovacs, MD, MBA; Claudio De Simone, Ph.D.; Jo-David Fine, MD, MPH.


                             EXECUTIVE COMPENSATION

         The following table summarizes for the years indicated the compensation paid by RegeneRx to RegeneRx's Chief Executive Officer during 2003 and all executive officers of RegeneRx that earned a salary and bonus for 2003 in excess of $100,000.


                                                                                   LONG TERM
                                                                                  COMPENSATION
                                               ANNUAL COMPENSATION                  AWARDS (4)
                                               -------------------                ------------
                                                                Other        Restricted
                                                                Annual         Stock
Name and                 Fiscal                               Compensation     Award      Options      All Other
Principal Position        Year       Salary        Bonus        ($)(3)          ($)         (#)       Compensation
------------------        ----       ------        -----        ------          ---         ---       ------------
J.J. Finkelstein,         2003      $175,000    $20,000(2)        --            --          --            --
President and Chief       2002      $175,000         --           --            --        500,000         --
Executive Officer(1)      2001            --         --           --            --          --         $107,670


Allan L. Goldstein,       2003      $110,000    $20,000(2)        --            --          --            --
Chairman and Chief        2002      $110,000         --           --            --        300,000       $37,674
Scientific Advisor        2001       $55,000         --           --            --          --          $5,000


-----------------

(1) On March 19, 2002, J.J. Finkelstein was appointed as RegeneRx's President and Chief Executive Officer, replacing Dr. Goldstein who will remain as Chairman and Chief Scientific Advisor of RegeneRx.
(2) Dr. Goldstein and J.J. Finkelstein were awarded a $20,000 bonus for work performed in 2002. The amounts were accrued as of 12/31/02 and paid in 2003.
(3) Dr. Goldstein and Mr. Finkelstein did not receive any (a) personal benefits or perquisites which exceeded the lesser of $50,000 or 10% of his salary and bonus; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long term incentive plans prior to settlement or maturation; (d) amounts reimbursed for payment of taxes; or (e) preferential discounts on stock.

(4) RegeneRx had no long-term incentive plans in existence and made no payouts or awards under such plans.


The following table provides information as to the value realized and unrealized by Dr. Goldstein and Mr. Finkelstein related to stock options during 2003. No stock options were exercised by Dr. Goldstein or Mr. Finkelstein during 2003.


---------------------------------------------------------------------------------------------------------
                              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FY-END OPTION VALUES
---------------------------------------------------------------------------------------------------------
                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                    OPTIONS AT FY-END            OPTIONS AT FY-END
                                                            (#)                         ($)
---------------------------------------------------------------------------------------------------------
                        SHARES
                       ACQUIRED      VALUE
                      ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
      NAME                (#)         ($)          (#)            (#)            ($)             ($)*
---------------------------------------------------------------------------------------------------------
 Allan L. Goldstein        --          --        201,000         99,000        176,880          87,120
---------------------------------------------------------------------------------------------------------

J.J. Finkelstein           --          --        335,000        165,000        294,800         145,200
---------------------------------------------------------------------------------------------------------

* Based on a closing stock price on December 31, 2003 of $1.21 and an exercise price of $0.33.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         RegeneRx made advances to two officers prior to July 2002 which were non-interest bearing and due on demand. At December 31, 2003 and 2002, $26,897 and $24,817, respectively, are due from the officers. Of the amounts due from the officers, $17,417 and $23,417, due in 2003 and 2002, respectively, were related to the previous personal loans while the remainder were related to routine corporate travel advances.


         In February 2003, the Board of Directors approved the modification of the subscription notes receivable agreements between RegeneRx and two officers totaling $150,000 for the purchase of common stock. Under the modified agreements, the two officers paid a total of $40,000 and returned 357,724 shares of common stock to the company.

         In May 2003, RegeneRx entered into Bridge Loan Agreements with certain shareholders, including Richard J. Hindin, a director. The Bridge Loans totaling $400,000, accrued interest at 10% per annum and were scheduled to mature in November 2005. In addition, RegeneRx issued warrants to purchase 200,000 shares of its common stock at $.10 per share. The principal and accrued interest were repaid in June 2003. RegeneRx recorded interest expense of $40,648 related to the issuance of the warrants.

                              EMPLOYMENT AGREEMENTS

         On January 1, 2002, Dr. Goldstein and J.J. Finkelstein entered into employment contracts with RegeneRx to serve as Chairman and Chief Scientific Advisor and President and Chief Executive Officer, respectively. In February 2004, the Compensation Committee voted to increase the salaries of Dr. Goldstein and Mr. Finkelstein to $125,000 and $200,000, respectively. The other terms of the agreements are as otherwise stated below.

Employment Contract of Dr. Goldstein
------------------------------------

         Pursuant to the terms of his employment agreement, Dr. Goldstein is not obligated to devote 100% of his time to RegeneRx and continues to be employed by The George Washington University in Washington, D.C. The initial term of Dr. Goldstein's employment agreement is three years. The agreement will automatically be extended for successive one-year terms unless RegeneRx or Dr. Goldstein elects not to extend the agreement. The agreement provides for annual compensation of $110,000 and eligibility to receive an annual bonus in the discretion of the Board of Directors of RegeneRx. In consideration for his services, RegeneRx also granted Dr. Goldstein an option to purchase 300,000 shares of RegeneRx's common stock at a purchase price equal to fair market value pursuant to the Amended and Restated Option Plan. Dr. Goldstein's option vested as to 34% of the option shares on the first anniversary of the grant (January 1, 2003) and in twenty-four (24) equal monthly installments thereafter so long as he remains employed by RegeneRx. In the event of Dr. Goldstein's termination without cause or upon the occurrence of certain change in control events, Dr. Goldstein's stock shall immediately vest and be released from RegeneRx's repurchase option.

         Pursuant to the agreement, Dr. Goldstein is entitled to participate in and receive all standard employee benefits under applicable Company welfare benefits plans and programs to the same extent as other senior executives of RegeneRx and to participate in all applicable incentive plans, including stock option, stock, bonus, savings and retirement plans provided by RegeneRx which are offered to senior executive officers in RegeneRx. The agreement also provides that Dr. Goldstein will receive such perquisites as RegeneRx may establish from time to time which are commensurate with his position and comparable to those received by other senior executives of RegeneRx (including vacation of at least four (4) weeks per annum and holidays, leaves of absence and leaves for illness and temporary disability in accordance with the policies of RegeneRx and federal, state and local law).

         Dr. Goldstein is prohibited under the agreement participating in or taking any position, investment or interest known by him to be adverse or antagonistic to RegeneRx, its business or prospects, financial or otherwise. In addition, Dr. Goldstein is bound by a proprietary information, nonsolicitation, noncompetition and inventions assignment agreement as part of his employment agreement.

         If Dr. Goldstein's employment is terminated without cause (as defined in the employment agreement) or he terminates his employment for any reason within 12 months after a change of control event, RegeneRx is obligated to pay him a lump sum payment in an amount equal to his then annual base salary (less federal and state tax withholding) as severance pay. Dr. Goldstein is required to sign a release in favor of RegeneRx as a condition to receiving the severance payment.

         Pursuant to the employment agreement, RegeneRx may terminate Dr. Goldstein in the event of his death, or any illness, disability or other incapacity that renders him unable regularly to perform his duties generally for more than either one hundred twenty (120) consecutive days or more than a total of one hundred eighty (180) days in any consecutive twelve (12) month period. Dr. Goldstein may resign his employment for good reason by giving notice to RegeneRx. Good reason generally is defined by the employment agreement as a material change in his duties or responsibilities with RegeneRx, which causes his position to become one of lesser responsibility or importance, or a relocation of his place of employment by more than 60 miles or a material reduction in the benefits and perquisites provided to him or any material failure by RegeneRx to pay his the compensation and benefits under this Agreement. If Dr. Goldstein resigns with good reason, RegeneRx is obligated to pay him the severance described above.

Employment Contract of Mr. Finkelstein
--------------------------------------

         Pursuant to the terms of his employment agreement, Mr. Finkelstein is expected to devote 100% of his time and efforts to RegeneRx. The initial term of Mr. Finkelstein's employment agreement is three years. The agreement will automatically be extended for successive one-year terms unless RegeneRx or Mr. Finkelstein elects not to extend the agreement. The agreement provides for annual compensation of $175,000 and eligibility to receive an annual bonus in the discretion of the Board of Directors of RegeneRx. In consideration for his services, RegeneRx also granted Mr. Finkelstein an option to purchase 500,000 shares of RegeneRx's common stock at a purchase price equal to fair market value pursuant to the Amended and Restated Option Plan. Mr. Finkelstein's option vested as to 34% of the option shares on the first anniversary of the grant (January 1, 2003) and in twenty-four (24) equal monthly installments thereafter so long as he remains employed by RegeneRx. In the event of Mr. Finkelstein's termination without cause or upon the occurrence of certain change in control events, Mr. Finkelstein's stock shall immediately vest and be released from RegeneRx's repurchase option.

         Pursuant to the agreement, Mr. Finkelstein is entitled to participate in and receive all standard employee benefits under applicable Company welfare benefits plans and programs to the same extent as other senior executives of RegeneRx and to participate in all applicable incentive plans, including stock option, stock, bonus, savings and retirement plans provided by RegeneRx which are offered to senior executive officers in RegeneRx. The agreement also provides that Mr. Finkelstein will receive such perquisites as RegeneRx may establish from time to time which are commensurate with his position and comparable to those received by other senior executives of RegeneRx (including vacation of at least four (4) weeks per annum and holidays, leaves of absence and leaves for illness and temporary disability in accordance with the policies of RegeneRx and federal, state and local law). Under the employment agreement, RegeneRx also is obligated to maintain a life insurance policy covering the life of Mr. Finkelstein with coverage in the amount of not less than $1,000,000 and a disability insurance policy with coverage in the maximum amount allowable or appropriate as determined by his base salary, provided that RegeneRx is not obligated to pay more than $600 per month in the aggregate, for life and disability coverage.

         Mr. Finkelstein is prohibited under the agreement participating in or taking any position, investment or interest known by him to be adverse or antagonistic to RegeneRx, its business or prospects, financial or otherwise. In addition, Mr. Finkelstein is bound by a proprietary information, nonsolicitation, noncompetition and inventions assignment agreement as part of his employment agreement.

         If Mr. Finkelstein's employment is terminated without cause (as defined in the employment agreement) or he terminates his employment for any reason within 12 months after a change of control event, RegeneRx is obligated to pay him a lump sum payment in an amount equal to his then annual base salary (less federal and state tax withholding) as severance pay. In addition, RegeneRx will reimburse him for premiums he pays for life and disability insurance for a 12 month period. Such reimbursement, in the aggregate, generally will be capped at the $600 per month. Mr. Finkelstein is required to sign a release in favor of RegeneRx as a condition to receiving any severance payment.

         Pursuant to the employment agreement, RegeneRx may terminate Mr. Finkelstein in the event of his death, or any illness, disability or other incapacity that renders him unable regularly to perform his duties generally for more than either one hundred twenty (120) consecutive days or more than a total of one hundred eighty (180) days in any consecutive twelve (12) month period. Mr. Finkelstein may resign his employment for good reason by giving notice to RegeneRx. Good reason generally is defined by the employment agreement as a material change in his duties or responsibilities with RegeneRx, which causes his position to become one of lesser responsibility or importance, or a relocation of his place of employment by more than 60 miles or a material reduction in the benefits and perquisites provided to him or any material failure by RegeneRx to pay his the compensation and benefits under this Agreement. If Mr. Finkelstein resigns with good reason, RegeneRx is obligated to pay him the severance described above.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         In March 2001, RegeneRx's common stock began trading on the OTC Bulletin Board under the symbol RGRX. Prior to that date, and during 2000 and 1999, RegeneRx's common stock traded in the over-the-counter market in the "pink sheets." RegeneRx also has outstanding classes of warrants to purchase RegeneRx common stock for which there is no public market.

         The following table sets forth the high and low bid prices for RegeneRx's common stock for the periods indicated as reported by myhdvest.com. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

FOR THE YEAR ENDED                      HIGH         LOW
DECEMBER 31, 2003:
First Quarter                           $.55        $.27
Second Quarter                         $1.70        $.40
Third Quarter                          $1.30        $.70
Fourth Quarter                         $1.25        $1.08

DECEMBER 31, 2002:
First Quarter                           $.68        $.15
Second Quarter                          $.72        $.35
Third Quarter                           $.53        $.22
Fourth Quarter                          $.60        $.28

         As of December 31, 2003, there were approximately 1,035 holders of record of RegeneRx's common stock.

         RegeneRx has never paid a cash dividend on its common stock and does not anticipate that any cash dividends will be paid on the common stock in the foreseeable future due to RegeneRx's limited funds for operations.

EQUITY COMPENSATION PLAN INFORMATION

         The following table gives information about RegeneRx's common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2003.


                                                                                              NUMBER OF SECURITIES
                                                                                             REMAINING AVAILABLE FOR
                                   NUMBER OF SECURITIES TO BE  WEIGHTED-AVERAGE EXERCISE  FUTURE ISSUANCE UNDER EQUITY
                                     ISSUED UPON EXERCISE OF      PRICE OF OUTSTANDING         COMPENSATION PLANS
                                      OUTSTANDING OPTIONS,       OPTIONS, WARRANTS AND        (EXCLUDING SECURITIES
                                       WARRANTS AND RIGHTS               RIGHTS             REFLECTED IN COLUMN (A))

    PLAN CATEGORY                              (A)                        (B)                          (C)
Equity compensation plans                   1,225,000                     0.32                      1,275,000
approved by stockholders
Equity compensation plans not                   0                          0                            0
approved by stockholders
Total                                       1,225,000                     0.32                      1,275,000

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows, as of March 2, 2004, the beneficial ownership of RegeneRx's common stock by:

              o any persons or entities known by management to beneficially own more than five percent of the outstanding shares of RegeneRx common stock as of the record date;
              o   each director of RegeneRx; and
              o all of the executive officers and directors of RegeneRx as a group.

         The persons named in the following table have sole voting and dispositive powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to the table.


         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to outstanding options, warrants or other rights to acquire held by a person that are currently exercisable or exercisable within 60 days after March 2, 2004 are included in the number of shares beneficially owned by the person and deemed outstanding shares for purposes of calculating the person's percentage ownership. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 2, 2004, there were 32,542,548 shares of RegeneRx common stock outstanding.


                                                                                                    Percent of
                                                                              Beneficial           Common Stock
              Name of Beneficial Owner                                         Ownership            Outstanding
-----------------------------------------------------------                  -------------         ------------
J. J. Finkelstein
Director, President and Chief Executive Officer                               2,012,388(1)             6.12
Allan L. Goldstein,
Chairman and Chief Scientific Officer                                         2,333,786(2)             7.13
Albert Rosenfeld, Director, Secretary and Treasurer                              86,766(3)             0.27
Richard J. Hindin, Director                                                   1,803,258(4)             5.54
Joseph C. McNay, Director                                                     1,410,777(5)             4.31
Sidney J. Silver                                                              1,900,000(6)             5.85
Defiante Farmaceutica Unipessoal, L.d.a.                                     10,105,822(7)            29.63
All executive officers and directors as a group (5 persons)                   7,646,975(8)            22.80

--------
(1) Consists of (i) 1,608,638 shares owned directly by Mr. Finkelstein over which he has sole voting and dispositive powers; and (ii) 12,500 shares held by Mr. Finkelstein's minor daughter with respect to which Mr. Finkelstein shares voting and dispositive powers. The address for Mr. Finkelstein is c/o RegeneRx Biopharmaceuticals, Inc., 3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814. Does not include 96,250 options to purchase common stock to be issued to Mr. Finkelstein under the Amended and Restated Option Plan that are currently unexercisable.

 (2) Consists of (i) 2,091,536 shares owned directly by Dr. Goldstein and his wife over which they share voting and dispositive powers. The address for Dr. Goldstein is c/o RegeneRx Biopharmaceuticals, Inc., 3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814. Does not include 57,750 options to purchase common stock to be issued to Dr. Goldstein under the Amended and Restated Option Plan that are currently unexercisable.

(3) Consists of (i) 10,100 shares owned directly by Mr. Rosenfeld over which he has sole voting and dispositive powers; and (ii) 76,666 shares which Mr. Rosenfeld has the right to acquire through the exercise of stock options that are currently exercisable. Does not include 33,334 options to purchase common stock to be issued to Mr. Rosenfeld under the Amended and Restated Option Plan that are currently unexercisable. The address for Mr. Rosenfeld is c/o RegeneRx Biopharmaceuticals, Inc., 3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814.

(4) Consists of (i) 1,750,188 shares owned directly by Mr. Hindin over which he has sole voting and dispositive powers; and (ii) 33,333 which Mr. Hindin has the right to acquire through the exercise of stock options that are currently exercisable. Does not include 66,667 options to purchase common stock to be issued to Mr. Hindin under the Amended and Restated Option Plan that are currently unexercisable. The address for Mr. Hindin is 407 Chain Bridge Road, McLean, Virginia 22101.

(5) Consists of (i) 1,142,795 shares owned directly by Mr. McNay over which he has sole voting and dispositive powers; (ii) 76,666 shares which Mr. McNay has the right to acquire through the exercise of stock options that are currently exercisable; and (iii) 191,316 shares which Mr. McNay has the right to acquire pursuant to the exercise of warrants. Does not include 33,334 options to purchase common stock to be issued to Mr. McNay under the Amended and Restated Option Plan that are currently unexercisable. The address for Mr. McNay is c/o RegeneRx Biopharmaceuticals, Inc., 3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814.

(6) The address for Mr. Silver is c/o Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Washington, D.C. 20005.


(7) Consists of (i) 8,492,664 shares owned directly by Defiante over which they have sole voting and dispositive powers and (ii) 1,613,158 shares which Defiante have the right to acquire pursuant to the exercise of warrants. The address for Defiante Farmaceutica Unipessoal, L.d.a. is Rua dos Ferreiros, 260, Funchal-Madeira (Portugal) 9000-082. Claudio Cavazza and Paolo Cavazza exercise the voting, investment and dispositive rights over the securities.


(8)  Includes the shares noted in the footnotes above.

                              SELLING STOCKHOLDERS

         The shares of RegeneRx common stock that are being registered for resale under this prospectus were issued pursuant to the private placement transaction with the selling stockholders in January 2004 that was exempt from the registration requirements of the Securities Act of 1933. Such shares are "restricted securities" under the Securities Act prior to effectiveness of this registration statement.

     The selling stockholders may from time to time offer and sell pursuant to this prospectus the respective number of shares of RegeneRx common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling stockholder and the following information, based on information they have provided to RegeneRx, as of March 2, 2004:

      o the number of shares of RegeneRx common stock beneficially owned by each selling stockholder;

      o the maximum number of shares that may be offered for sale by such selling stockholder under this prospectus;

      o the number of shares beneficially owned by each selling stockholder, assuming all such shares are sold; and

      o the percentage of RegeneRx's outstanding common stock beneficially owned by such selling stockholder.

     The selling stockholders may offer all, some or none of the common stock shown in the table or may acquire or dispose of other shares of common stock. For that reason, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering. Therefore, RegeneRx has assumed for purposes of completing the last two columns that all shares of common stock offered hereby will have been sold by the selling stockholders upon completion of sales under this prospectus and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. In addition, RegeneRx knows of no plans of any shareholder to dispose of any of their shares.


------------------------------------------------------------------------------------------------------------------
                                                                                                 PERCENTAGE OF
                                                                              COMMON STOCK    OUTSTANDING COMMON
                                          COMMON STOCK                        BENEFICIALLY    STOCK BENEFICIALLY
                                          BENEFICIALLY      COMMON STOCK      OWNED AFTER         OWNED AFTER
                                         OWNED PRIOR TO       OFFERED      COMPLETION OF THE   COMPLETION OF THE
     NAME OF SELLING STOCKHOLDER          THE OFFERING       HEREBY(2)          OFFERING           OFFERING
------------------------------------------------------------------------------------------------------------------
Defiante Farmaceutica L.d.a.(3)            8,790,032          1,315,790         8,790,032             27.95
------------------------------------------------------------------------------------------------------------------
Richard J. Hindin (4)                      1,704,574             98,684         1,704,574              5.66
------------------------------------------------------------------------------------------------------------------
Joseph C. McNay (4)                        1,279,198            131,579         1,279,198              4.22
------------------------------------------------------------------------------------------------------------------
Alan Nordlinger                              249,766            131,579           249,766                *
------------------------------------------------------------------------------------------------------------------
Sheldon Kamins                               212,766             65,790           212,766               --
------------------------------------------------------------------------------------------------------------------
David C. Silver                                --                92,105             --                  --
------------------------------------------------------------------------------------------------------------------
Barry P. Taff                                  --                65,790             --                  --
------------------------------------------------------------------------------------------------------------------
Dave M. Muchnikoff                             --                78,947             --                  --
------------------------------------------------------------------------------------------------------------------
Brian L. Alpert                                --                65,790             --                  --
------------------------------------------------------------------------------------------------------------------
Lynn Alpert                                    --               131,579             --                  --
------------------------------------------------------------------------------------------------------------------
Lawrence J. Eisenberg                          --                65,790             --                  --
------------------------------------------------------------------------------------------------------------------
Norman Freidken                                --               135,000             --                  --
------------------------------------------------------------------------------------------------------------------
Dennis Ratner                                302,128             67,500           302,128                *
------------------------------------------------------------------------------------------------------------------
Michael L. Nash and Kristine M.                --                65,790             --                  --
Nash(1)
------------------------------------------------------------------------------------------------------------------
Ross H. Spicer and Donna Spicer(1)            --                 65,790             --                  --
------------------------------------------------------------------------------------------------------------------
G. Kent Humphries(5)                          --                105,264             --                  --
------------------------------------------------------------------------------------------------------------------
William Bateman and Marc J. Loundas(1)        --                 65,790             --                  --
------------------------------------------------------------------------------------------------------------------
Regen Associates, LLC(6)                      --                 78,945             --                  --
------------------------------------------------------------------------------------------------------------------
Bernard R. Wolfe                              --                 32,895             --                  --
------------------------------------------------------------------------------------------------------------------
Lee Hindin and Karen Hindin(1) (7)            --(7)              65,790             --(7)               --
------------------------------------------------------------------------------------------------------------------
Sam LeBauer and Joan LeBauer(1)               --                 65,790             --                  --
------------------------------------------------------------------------------------------------------------------

(1)  Includes shares held jointly by the persons listed.

(2) Include shares underlying the warrants held by the selling shareholders in connection with this offering.



(3) Defiante Farmaceutica L.d.a. has a license agreement with RegeneRx and is the largest single shareholder. Claudio Cavazzo and Paolo Cavazzo exercise the voting and investment power over the shares.

(4) Messrs. Hindin and McNay are directors of RegeneRx. Mr. Hindin also acts as a consultant to the Company.



(5) Includes shares held with Debbie Humphries and on behalf of Devon Ann Humphries, Garrett Kent Humphries, and Taylor Kent Humphries.


(6) Includes shares held by Mark Nash, Norman Loeb, Judy Reines and Mark Rabin who hold voting and investment power over the shares.

(7) Lee and Karen Hindin are the son and daughter-in-law of Richard Hindin, a director. Lee Hindin individually owned 25,000 shares prior to the offering.

                            DESCRIPTION OF SECURITIES

         RegeneRx's Certificate of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share. As of December 31, 2003, 30,098,968 shares of common stock were issued and outstanding. The following description is a summary of the capital stock of RegeneRx and contains the material terms of the capital stock. Additional information can be found in RegeneRx's Certificate of Incorporation and Bylaws.

         Each holder of RegeneRx common stock is entitled to one vote per share of common stock standing in such holder's name on the records on each matter submitted to a vote of RegeneRx stockholders, except as otherwise required by law. Holders of RegeneRx common stock do not have cumulative voting rights. Holders of RegeneRx common stock are entitled to equal dividends and distributions, per share, when, as and if declared by its board of directors from funds legally available. Holders of RegeneRx common stock do not have preemptive rights to subscribe for any of its securities nor are any shares of RegeneRx common stock redeemable or convertible into any of its other securities. If RegeneRx liquidates, dissolves or winds up its business or affairs, its assets will be divided up pro-rata on a share-for-share basis among the holders of its common stock after creditors and preferred shareholders, if any, are paid.

         RegeneRx's Certificate of Incorporation authorize the issuance of 1,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by its Board of Directors. As of December 31, 2003, no shares of preferred stock were issued and outstanding.

         The preferred stock may be issued from time to time in one or more series by resolution or resolutions of the Board of Directors. The resolution or resolutions of the Board of Directors may, to the full extent now or hereafter permitted by law and subject to the provisions of this Certificate of Incorporation, fix the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series. The authority of the Board of Directors with respect to each such series may include, but not be limited to, determinations of the following:

                  (a) the distinctive designation of such series, the number of shares that shall constitute such series, including any limitation on the authority to increase or decrease such number, and the stated value thereof, if any, if different from the par value thereof;

                  (b) the dividends, if any, payable either in cash, property or securities of RegeneRx, on such series, and the restrictions, limitations and conditions, if any, upon the payment of such dividends, whether any such dividends shall be cumulative or non-cumulative, the date or dates from which dividends, if declared, shall be payable, and the preference, if any, or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

                  (c) whether the shares of such series shall have voting power, in addition to any voting power provided by law and, if so, the terms of such voting power, which may be general or limited;

                  (d) the right, if any, of RegeneRx to redeem any or all shares of such series and, if so, the terms and conditions of such redemption;

                  (e) whether the shares of such series shall be subject to the operation of a retirement or sinking fund or funds and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                  (f) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities or assets and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (g) the amount, if any, which the holders of he shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation and the preference, if any, or relation which such amounts shall bear to the amounts payable on any shares of stock of any other class or any other series of this class;

                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by RegeneRx of, the common stock or shares of stock of any other class or any other series of this class;

                  (i) the conditions or restriction, if any, upon the creation of indebtedness of RegeneRx or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and
                  (j) any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series.

so far as not inconsistent with the provisions of the restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

         The designations, voting powers, preferences and relative, participating, option or other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative."

         In April 1994, the Board of Directors adopted a Shareholders Rights Plan, pursuant to which it declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of common stock. The dividend distribution was payable to stockholders of record at the close of business April 29, 1994.

         The Rights can become exercisable only if a person or group acquires more than 25% of the common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of more than 25% of the common stock. Each Right would then entitle the holder to purchase one-hundredth (1/100) of a share of a new series of preferred stock at an exercise price of $16.00.

         If RegeneRx is acquired in a merger or other business combination transaction with, or a significant portion of RegeneRx's business is acquired by, a person or group that has acquired more than 25% of its outstanding common stock, each Right will entitle its holder (other than such person or group or any of their affiliates or associates) to purchase, at the then-current exercise price of the Right, a number of the acquiring company's common shares having a value that is twice such exercise price. In addition, if a person or group acquires more than 25% of RegeneRx's outstanding common stock, each Right will entitle its holder (other than such person or group or any of their affiliates or associates) to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value that is twice such exercise price.

         Prior to the time that the Rights become exercisable, they are redeemable at the option of the Board of Directors at a redemption price of $0.01 per Right. The Board of Directors is required to redeem the Rights in the event of an all-cash tender offer for all of the outstanding shares of the common stock that meets certain requirements. The Rights will expire on April 29, 2004. The Board of Directors intends to extend the Shareholder Rights Plan for another ten years.

         As of December 31, 2003, RegeneRx had 2,206,797 warrants outstanding and 1,225,000 options outstanding.

         The transfer agent for the common stock American Stock Transfer and Trust Company of Brooklyn, New York and its telephone number is (718) 921-8208.

                              PLAN OF DISTRIBUTION

         The selling stockholders or their pledgees, donees, transferees, or other successors-in-interest may sell the shares of RegeneRx's common stock from time to time in the over-the-counter market, in regular brokerage transactions, in transactions directly with market makers, in privately negotiated transactions or otherwise. RegeneRx will not receive any proceeds from the sale of the shares by the selling stockholders, but it has agreed to pay the expenses incurred in connection with the registration of the shares. Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

         The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with distributions of the shares, the selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell the shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into options or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, which may then resell or otherwise transfer such shares. The selling stockholders also may loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

         Selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 under the

Securities Act under Rule 144 rather than pursuant to this prospectus. In addition, shares held by Defiante Farmaceutica, Lda may also qualify for sale pursuant to Regulation S.

         The selling stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the shares in amounts customary for the type of transaction effected. The selling stockholders will also pay all applicable transfer taxes and all fees and disbursements of counsel for the selling stockholders incurred in connection with the sale of shares.

     The selling stockholders have advised RegeneRx that during such time as the selling stockholders may be engaged in the attempt to sell shares registered under this prospectus, that they will:

      o not engage in any stabilization activity in connection with any of RegeneRx's securities;

      o cause to be furnished to each person to whom shares included in this prospectus may be offered, and to each broker-dealer, if any, through whom shares are offered, such copies of this prospectus, as supplemented or amended, as may be required by such person; and

      o not bid for or purchase any of RegeneRx's securities or any rights to acquire RegeneRx's securities, or attempt to induce any person to purchase any of RegeneRx's securities or rights to acquire securities other than as permitted under the Exchange Act.

         The selling stockholders and any broker-dealers, agents, underwriters or any other persons who participate with them in the distribution of the shares of RegeneRx's common stock, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         With regard to the shares, RegeneRx has agreed to maintain the effectiveness of this registration statement until two years after the effective date of this registration statement; provided however that if RegeneRx's counsel provides an opinion to the requesting holders, based on factual representations provided by the requesting holders or information filed with the SEC that such holders are not, at the time of such request, RegeneRx's "affiliates," within the meaning of Rule 144 of the Securities Act, then RegeneRx shall not be obligated to extend the effectiveness of the registration statement. No sales may be made pursuant to this registration statement and prospectus after such dates unless RegeneRx amends or supplements this registration statement and prospectus to indicate that RegeneRx has agreed to extend such period of effectiveness.

         RegeneRx has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS

         RegeneRx is not currently involved in any material legal proceedings.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon by Patton Boggs LLP, Washington, D.C., for RegeneRx and is included as Exhibit 5.1.

                                     EXPERTS

         The financial statements included in this prospectus have been audited by Reznick Fedder and Silverman, independent auditors, and have been included in reliance upon the report of such firm included herein.

                       WHERE YOU CAN FIND MORE INFORMATION

         RegeneRx has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to RegeneRx and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that RegeneRx has filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

      DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Section 2 of RegeneRx's Certificate of Incorporation provides "To the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for breach of his fiduciary duty as a director" and Article VII of the Registrant's Bylaws provides for indemnification of current and former directors, officers, employees or agents of RegeneRx.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of RegeneRx, pursuant to the foregoing provisions, or otherwise, RegeneRx has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.


                                    INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                         ----
REPORTS OF INDEPENDENT CERTIFIED ACCOUNTANTS

Independent Auditors' Report.........................................................................      F-1

Balance Sheets as of December 31, 2003 and 2002......................................................      F-2

Statements of Operations for the Years Ended December 31, 2003 and 2002..............................      F-3

Statements of Stockholders' Equity for the Years Ended December 31, 2003 and 2002....................      F-4

Statements of Cash Flows for the Years Ended December 31, 2003 and 2002..............................      F-5

Notes to Financial Statements........................................................................      F-6

                    [REZNICK FEDDER & SILVERMAN LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
RegeneRx Biopharmaceuticals, Inc.


         We have audited the accompanying balance sheets of RegeneRx Biopharmaceuticals, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RegeneRx Biopharmaceuticals, Inc. as of December 31, 2003 and 2002, the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                                 /s/ Reznick Fedder & Silverman



Bethesda, Maryland
February 1, 2004

                       RengeneRx Biopharmaceuticals, Inc.

                                 BALANCE SHEETS

                           December 31, 2003 and 2002

                                                                         2003           2002
                                                                    ------------    ------------
                                      ASSETS

Current assets
  Cash and  cash equivalents                                        $  1,019,889    $    474,338
  Due from related parties                                                26,897          24,817
  Other current assets                                                    36,428          18,929
                                                                    ------------    ------------
          Total current assets                                         1,083,214         518,084

Fixed assets, net of accumlated depreciation of $7,613 and $5,300          3,377           3,836
Proprietary rights, net of accumulated amortization of
     $2,973 and $1,187                                                    23,227          25,013
                                                                    ------------    ------------
          Total assets                                              $  1,109,818    $    546,933
                                                                    ============    ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable                                                $     81,268    $    138,984
    Accrued expenses                                                      91,734          78,116
    Letter agreements with vendors                                        20,046          20,046
                                                                    ------------    ------------
            Total current liabilities                                    193,048         237,146
                                                                    ------------    ------------
Commitments                                                                   --              --

Stockholders' equity
    Preferred stock, $.001 par value per share,
       1,000,000 authorized; no shares issued                                 --              --
    Common stock, par value $.001 per share,
       100,000,000 shares authorized; 30,098,968
        and 26,965,479 issued and outstanding                             30,099          26,966
    Additional paid-in capital                                        40,065,861      38,102,136
    Accumulated deficit                                              (39,179,190)    (37,519,315)
    Stock subscriptions                                                       --        (300,000)
                                                                    ------------    ------------
           Total stockholders' equity                                    916,770         309,787
                                                                    ------------    ------------
           Total liabilities and stockholders' equity               $  1,109,818    $    546,933
                                                                    ============    ============

   The accompanying notes are an integral part of these financial statements

                        RegeneRx Biopharmaceuticals, Inc.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 2003 and 2002

                                                           2003             2002
                                                       ------------    ------------
Revenue                                                $         --    $         --
                                                       ------------    ------------
Expenses
   Research and development                                 775,752         885,631
   General and administrative                               848,743         559,641
                                                       ------------    ------------
Total expenses                                            1,624,495       1,445,272
                                                       ------------    ------------
Operating loss                                           (1,624,495)     (1,445,272)
                                                       ------------    ------------
Other income (expense)
   Other income                                                  --          10,648
   Interest income                                             7,57        1 30,077
   Interest expense                                         (42,951)             --
                                                       ------------    ------------
Total other income (expense)                                (35,380)         40,725
                                                       ------------    ------------
Net loss                                               $ (1,659,875)   $ (1,404,547)
                                                       ============    ============
Basic and diluted net loss per common share            $      (0.06)   $      (0.05)
                                                       ------------    ------------
Weighted average number of common shares outstanding     28,522,042      25,560,301
                                                       ============    ============

    The accompanying notes are an integral part of these financial statements

                        RegeneRx Biopharmaceuticals, Inc.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     Years ended December 31, 2003 and 2002

                                          Common Stock                                                                 Total
                                      ------------------------     Additional      Accumulated       Stock          stockholders'
                                      Shares            Amount   paid-in capital     deficit      subscriptions        equity
                                      ------            ------   ---------------     -------      -------------        ------
Balance, December 31, 2001           19,477,429        $ 19,477    $ 36,415,289    $(36,114,768)   $   (300,000)         19,998
Issuance of common stock              7,346,383           7,347       1,665,621              --              --       1,672,968
Exercise of warrants                    141,667             142          18,275              --              --          18,417
Stock option compensation                    --              --           2,951              --              --           2,951
Net loss                                     --              --              --      (1,404,547)             --      (1,404,547)
                                     ----------        --------    ------------    ------------    ------------      ----------
Balance, December 31, 2002           26,965,479          26,966      38,102,136     (37,519,315)       (300,000)        309,787
Issuance of common stock              3,184,713           3,185       1,986,815              --              --       1,990,000
Issuance of warrants                         --                          40,648              --              --          40,648
Exercise of options and warrants        306,500             306          30,345              --              --          30,651
Repayment and modification of
 subscription receivable               (357,724)           (358)       (109,642)             --         300,000         190,000
Stock option compensation                    --              --          15,559              --              --          15,559
Net loss                                     --              --              --      (1,659,875)             --      (1,659,875)
                                     ----------          ------    ------------    ------------    ------------      ----------
Balance, December 31, 2003           30,098,968        $ 30,099    $ 40,065,861    $(39,179,190)   $         --      $  916,770
                                     ==========        ========    ============    ============    ============      ==========

    The accompanying notes are an integral part of these financial statements

                       RegeneRx Biopharmaceuticals, Inc.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 2003 and 2002

                                                                   2003            2002
                                                               -----------      ---------
Cash flows from operating activities:
  Net loss                                                      (1,659,875)   $(1,404,547)
  Adjustments to reconcile net loss to net cash used in
  operating activities:
     Depreciation and amortization                                   4,099          3,289
     Compensation expense - stock options                           15,559          2,951
     Interest expense related to issuance of warrants               40,648             --
     Write-off of accounts payable                                      --        (43,329)
     Changes in operating assets and liabilities:
       Increase in other current assets                             (3,336)        (6,298)
       Increase in due from related party                           (2,080)       (15,619)
       Increase (decrease) in accounts payable                     (57,716)       123,601
       Increase (decrease) in accrued expenses                      13,618         52,823
                                                               -----------      ---------
              Net cash used in operating activities             (1,649,083)    (1,287,129)
                                                               -----------      ---------
Cash flows from investing activities:
    Purchase of fixed assets                                        (1,854)        (4,208)
    Purchase of license agreement                                       --         (5,000)
                                                               -----------      ---------
              Net cash used in investing activities                 (1,854)        (9,208)
                                                               -----------      ---------
Cash flows from financing activities:
  Proceeds from exercise of warrants                                30,651         18,417
  Proceeds from issuance of common stock                         1,990,000      1,717,000
  Repayment of subscription receivable                             190,000             --
  Deferred stock offering costs                                    (14,163)       (65,232)
                                                               -----------      ---------
     Net cash provided by financing activities                   2,196,488      1,670,185
                                                               -----------      ---------
     Net increase in cash and cash equivalents                     545,551        373,848
Cash and cash equivalents at beginning of period                   474,338        100,490
                                                               -----------      ---------
Cash and cash equivalents at end of period                     $ 1,019,889    $   474,338
                                                               ===========    ===========
Supplemental disclosure of significant noncash investing and financing activities:
     Modification of subscription receivable                   $   110,000    $        --
                                                               ===========    ===========
     Issuance of common stock for license agreement            $        --    $    21,200
                                                               ===========    ===========


    The accompanying notes are an integral part of these financial statements

                        REGENERx Biopharmaceuticals, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2003 and 2002


1.  ORGANIZATION AND BUSINESS

    Organization and Nature of Operations
    -------------------------------------

    RegeneRx Biopharmaceuticals, Inc. (the "Company"), a Delaware corporation, was incorporated in 1982. The Company operates predominantly in a single industry segment, the biotechnology industry, which consists of researching and developing new pharmaceutical products for the treatment of diseases or conditions that arise as a result of immune system disorders, including chronic viral infections, cancer and autoimmune disease.

    During 1997, the Company entered into a Material Transfer Agreement - Cooperative Research and Development Agreement ("MTA-CRADA") with the National Institutes of Health ("NIH"), pursuant to which an NIH investigator used Thymosin beta 4, provided by the Company, in several studies including clinical trials, for the treatment of non-healing wounds. In exchange for providing the product and other data, the Company received an option to elect to negotiate for an exclusive or non-exclusive commercialization license from NIH pursuant to a patent application filed by NIH in 1998. The Company's option expired on February 11, 1999. The Company's Chairman is a co-inventor on the patent application filed by the NIH. As a result, he had an equal, undivided interest in the intellectual property described in the patent which he subsequently assigned to the Company on May 1, 2000, resulting in full but non-exclusive rights to the Company. On February 6, 2001, the Company signed an exclusive licensing agreement with NIH whereby the Company obtained on exclusive worldwide license to Thymosin beta 4 as a wound-healing drug. In exchange for the exclusive license, the Company must make certain royalty and milestone payments to NIH.

    The Company anticipates incurring additional losses in the future as it continues development of Thymosin Beta 4 and expands clinical trials for other indications of Thymosin Beta 4. To achieve profitability, the Company, alone or with others, must successfully develop and commercialize its technologies and proposed products, conduct pre-clinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture and market such technologies and proposed products. The time required to reach profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

    The Company has incurred negative cash flows from operations since its inception. The Company has expended and expects to continue to expend in the future, substantial funds to complete its planned product development efforts. The Company expects that its existing capital resources will be adequate to fund the Company's projected operations beyond the year ending December 31, 2004, based on current and projected expenditure levels. Management plans to continue to refine its operations, control expenses, evaluate alternative methods to conduct its business, and seek available and attractive sources of financing and sharing of development costs through strategic collaboration agreements or other resources. Should appropriate sources of financing not be available, management would delay certain clinical trials and research activities until such time as appropriate financing was available. There can be no assurance that the Company's financing efforts will be successful. If adequate funds are not available, our financial condition and results of operations will be materially and adversely affected.

    Should the Company obtain substantial additional funding, other factors including competition, dependence on third parties, uncertainty regarding patents, protection of proprietary rights, manufacturing of peptides and technology obsolescence could have a significant impact on the Company and its operations.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid investments with original maturities of three months or less when acquired to be cash equivalents. The Company primarily invests excess cash in high-quality, liquid money market instruments (principally government and government agency notes and bills) maintained by financial institutions. Cash and cash equivalents are stated at cost which approximates fair value.

     Fixed Assets
     ------------

     Fixed assets are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs which do not significantly prolong the useful lives of the assets are charged to expense. Depreciation is computed using the straight-line method over the estimated useful lives of two to ten years.

     Proprietary Rights
     ------------------

     Proprietary rights are stated at cost and amortized using the straight-line method over the remaining life of approximately 15 years.

     Revenue Recognition
     -------------------

     The Company will recognize revenue from royalties from sales when received. The Company will recognize consulting revenue as the consulting services are performed.

     Research and Development
     ------------------------


     Research and development costs are expensed as incurred.


     Income Taxes
     ------------

     The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying and tax bases of assets and liabilities. A valuation allowance is recorded if, based upon the evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Letter Agreements with Vendors
    ------------------------------


    The Company has entered into letter agreements with two vendors as settlement for past due trade payables. The letter agreements are due on demand. As of December 31, 2003 and 2002, $20,046 remains payable to these vendors.


    Fair Value of Financial Instruments
    -----------------------------------

    The estimated fair values of the Company's cash and cash equivalents, due from related parties, accounts payable, letter agreements with vendors and accrued expenses approximate their carrying values, due to their short-term nature.

    Loss Per Share
    --------------
                                                         2003           2002
                                                    ------------   ------------
    Net loss available for common shareholders (A)  $ (1,659,875)  $ (1,404,547)
                                                    ============   ============
    Average outstanding:
    Common stock (B)                                  28,522,042     25,560,301
    Stock options and warrants                                --             --
                                                    ------------   ------------
    Common stock and stock equivalents (C)            28,522,042     25,560,301
                                                    ============   ============
    Loss per share:
    Basic (A/B)                                     $      (0.06)  $      (0.05)
    Diluted (A/C)                                   $      (0.06)  $      (0.05)

    Unexercised employee stock options and warrants, which were previously granted, to purchase 3,431,797 and 2,528,297 shares of the Company's common stock as of December 31, 2003 and 2002, respectively, were not included in the computations of diluted earnings per share. The Company incurred a net loss for the years ended December 31, 2003 and 2002, therefore, all potential common shares are antidilutive and not included in the calculation of diluted net loss per share.

    Stock Based Compensation
    ------------------------

    The Company uses the intrinsic-value method in accounting for its employee stock options rather than the alternative fair value accounting method. Companies that follow the intrinsic-value method must provide pro forma disclosure of the impact of applying the fair-value method.

    Transactions with nonemployees in which consideration is received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Stock Based Compensation (Continued)
    ------------------------

    Effective January 1, 2003, the Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." SFAS No. 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 also mandates certain new disclosures that are incremental to those required by SFAS No. 123.

    The following table summarizes relevant information as to reported results under the Company's intrinsic-value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions had been applied:

                                               For the Years Ended December 31,
                                                     2003          2002
                                                 -----------    -----------
Net loss, as reported                            $(1,659,875)   $(1,404,547)
Less: stock-based compensation                       (97,973)       (98,034)
                                                 -----------    -----------
Adjusted net loss                                $(1,757,848)   $(1,502,581)
                                                 ===========    ===========
Basic and diluted loss per share - as reported   $     (0.06)   $     (0.06)
Basic and diluted loss per share - as adjusted   $     (0.06)   $     (0.06)

The fair value for each option granted was estimated as the date of grant using the Black-Scholes option-pricing model, assuming no expected dividends and the following assumptions:

                                                     2003          2002
                                                 -----------    -----------
Risk free rate of return                                3.72%          3.98%
Expected life (in years)                                  10             10
Volatility                                            145.98%        191.37%


    Recent Accounting Pronouncements
    --------------------------------

    In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of SFAS No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The adoption of FIN 45 did not have a material impact on either the operating results or financial position of the Company. The Company has complied with the disclosure provisions of FIN 45.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


3.   LICENSES

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures financial instruments. The standard is effective for new or modified contracts after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on either the operating results or financial position of the Company.

     On April 23, 2002, the Company issued 40,000 shares of common stock pursuant to a license agreement with Morris A. Mann, M.D. through which the Company obtained an exclusive world-wide license to a certain patent related to Thymosin beta 4. In addition, the Company paid a license fee of $5,000 and will be required to pay royalties on future revenues related to the licensed patent. As of December 31, 2003, no such royalties have been incurred or paid by the Company.

     The Company has a worldwide license to certain uses of Thymosin beta 4 under a research agreement with George Washington University ("GWU") under which the Company is obligated to pay GWU a royalty of 4% on commercial sales. No such royalties have been incurred or paid as of December 31, 2003.

4.   RELATED PARTY TRANSACTIONS

     The Company had entered into a note receivable agreement with the Chairman of the Company in the original amount of $115,617. The note bore interest at 11.5% and was repayable in equal monthly installments. Payments on the note receivable were recognized as income by the Company when received and a total of $22,000 in payments were received in 2002. In March 2002, the Board of Directors agreed to forgive the remaining balance of $42,000 on the loan.

     In addition to his position with the Company, the Chairman of the Company is also Chairman of the Department of Biochemistry and Molecular Biology at GWU. The Company has not funded any research personally conducted by the Chairman, and anticipates that any future funding, if any, will also be limited to research projects performed by principal investigators at GWU other than Chairman. No funding was provided during 2003 or 2002.

     The Company has made advances to two officers which are non-interest bearing and due on demand. At December 31, 2003 and 2002, $26,897 and $24,817, respectively, are due from the officers.

     In February 2003, the Board of Directors approved the modification of the subscription notes receivable agreements between the Company and two officers totaling $150,000 for the purchase of Common Stock. Under the modified agreements, the two officers paid a total of $40,000 and returned 357,724 shares of Common Stock to the Company.

     In September 2003, the Company entered into a consulting agreement for a term of one year with an affiliate of an outside director of the Company. As consideration for certain business consulting services, the Company agreed to pay $4,000 per month. During the year ended December 31, 2003, the Company paid $16,000 under the agreement.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


5.  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

    Fixed assets consist of the following:

                                                                December 31,
                                                              -----------------
                                                                2003      2002
                                                              -------   -------
     Furniture and equipment                                  $10,990   $ 9,136
     Less: accumulated depreciation                             7,613     5,300
                                                              -------   -------
                                                              $ 3,377   $ 3,836
                                                              =======   =======

     Accrued expenses consist of the following:
                                                                December 31,
                                                              -----------------
                                                                2003      2002
                                                              -------   -------
     Directors' bonus                                         $    --   $43,060
     Directors' fees                                               --     9,082
     Professional fees                                         84,612    24,000
     Other                                                      7,122     1,974
                                                              -------   -------
                                                              $91,734   $78,116
                                                              =======   =======

6.   NOTES PAYABLE AND STOCKHOLDERS' EQUITY

     Common Stock and Warrants
     -------------------------

     During 1997, the Company completed a private placement of Units in which it sold a total of five Units at a price of $50,000 per Unit. Each Unit consisted of (i) 500,000 shares of Common Stock and (ii) 165,000 Class D Warrants, each of which is exercisable to purchase one share of Common Stock at an exercise price of $.10 per share and has a term of 10 years.

     In June 1997, the Company entered into an agreement with an unrelated third party to provide financial advisory services. The agreement stipulated compensation for services to be performed at $10,000 and warrants to purchase 360,000 shares of the Company's Common Stock. The warrants became exercisable one year after the date of grant at a price equal to the 20-day average price per share for the period immediately prior to the grant date. The warrants expire five years subsequent to the grant date. During the year ended December 31, 2002, $7,424 of accrued expenses for services performed were written off.

     Notes Payable and Warrants
     --------------------------

     During October 1997, the Company received a $60,000 unsecured loan bearing interest of 8% per annum. The note was paid in full during 1999, including accrued interest. Additionally, during July 1997, the Company received a $50,000 unsecured loan from an individual to provide additional operating capital. The terms of the loan agreement provided for repayment within six months with interest at the rate of 8% per annum.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


6.   NOTES PAYABLE AND STOCKHOLDERS' EQUITY (Continued)

     Additionally, the noteholder received a warrant to purchase 100,000 shares of the Company's Common Stock at $.13 per share. The warrant has a term of five years. In January 1998, the terms of the note were amended to provide for monthly repayment of the loan in equal amounts from January through June 1998. In consideration of the amended terms, the noteholder received an additional warrant to purchase 41,666 shares of the Company's Common Stock at $.13 per share with a term of five years. The note principal and accrued interest was repaid in full during 1998. During the year ended December 31, 2002, the warrants were exercised.

     Shareholders Rights Plan
     ------------------------

     In April 1994, the Board of Directors adopted a Shareholders Rights Plan, pursuant to which it declared a dividend distribution of one Preferred Stock Purchase Right ("Right") for each outstanding share of Common Stock. The dividend distribution was payable to stockholders of record at the close of business April 29, 1994.

     The Rights can become exercisable only if a person or group acquires more than 25% of the Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of more than 25% of the Common Stock. Each Right would then entitle the holder to purchase one-hundredth (1/100) of a share of a new series of preferred stock at an exercise price of $16.00.

     If the Company is acquired in a merger or other business combination transaction with, or a significant portion of the Company's business is acquired by, a person or group that has acquired more than 25% of its outstanding Common Stock, each Right will entitle its holder (other than such person or group or any of their affiliates or associates) to purchase, at the then-current exercise price of the Right, a number of the acquiring company's common shares having a value that is twice such exercise price. In addition, if a person or group acquires more than 25% of the Company's outstanding Common Stock, each Right will entitle its holder (other than such person or group or any of their affiliates or associates) to purchase, at the then-current exercise price of the Right, a number of shares of Common Stock having a market value that is twice such exercise price.

     Prior to the time that the Rights become exercisable, they are redeemable at the option of the Board of Directors at a redemption price of $0.01 per Right. The Board of Directors is required to redeem the Rights in the event of an all-cash tender offer for all of the outstanding shares of the Common Stock that meets certain requirements. The Rights will expire on April 29, 2004.

     Sales of Common Stock
     ---------------------

     In March 2002, the Company completed a private placement of its common stock. Under the terms of the private placement, the Company sold 7,346,383 restricted shares of its common stock at a price of $.235 per share. The total funds raised, net of offering costs, in the private placement amounted to $1,672,968.

     In June 2003, the Company completed the sale of 3,184,713 shares of its common stock pursuant to a private placement at a price of $.628 per share to Defiante Farmaceutica, L.d.a. ("Defiante"), a Portuguese company that is a wholly owned subsidiary of Sigma-Tau, S.p.A., a pharmaceutical company headquartered in Rome, Italy. The Company received proceeds, net of offering costs, of $1,990,000. In addition, the Company granted Defiante warrants to purchase 750,000 shares of its common stock at a price of $1.00 per share, exercisable through December 2005 and 600,000 shares of its common stock at a price of $1.25, exercisable between December 11, 2003 and December 11, 2004.

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


6.   NOTES PAYABLE AND STOCKHOLDERS' EQUITY (Continued)

     Bridge Loan Agreements
     ----------------------

     In May 2003, the Company entered into Bridge Loan Agreements (the "Bridge Loans") with certain shareholders. The Bridge Loans totaling $400,000, accrued interest at 10% per annum and were scheduled to mature in November 2005. In addition, the Company issued warrants to purchase 200,000 shares of its common stock at $.10 per share. The principal and accrued interest were repaid in June 2003. The Company recorded interest expense of $40,648 related to the issuance of the warrants.

     Stock Based Compensation
     ------------------------

     The Company accounts for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price on the Company's Common Stock at the date of the grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. Generally, the Company's policy is to grant options with an exercise price equal to the quoted market price of the Company's Common Stock on the grant date. Effective January 1, 2003, the Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." The following table summarizes relevant information as to reported results under the Company's intrinsic-value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions had been applied:

                                                   For the Years Ended December 31,
                                                      --------------------------
                                                           2003           2002
                                                      -----------    -----------
     Net loss, as reported                            $(1,659,875)   $(1,404,547)
     Less: stock-based compensation                       (97,973)       (98,034)
                                                      -----------    -----------
     Adjusted net loss                                $(1,757,848)   $(1,502,581)
                                                      ===========    ===========
     Basic and diluted loss per share - as reported   $     (0.06)   $     (0.06)
     Basic and diluted loss per share - as adjusted   $     (0.06)   $     (0.06)

     During 2002, the Company granted 900,000 options to members of the Board of Directors and 85,000 options to members of the Medical Advisory Board. During 2003, the Company granted 15,000 options to an employee and 15,000 options to a consultant. The grant price was equal or greater than the fair market price of the common stock at the date of the grant.

     2000 Stock Options and Incentive Plan
     -------------------------------------

     During 2000, a Stock Option and Incentive Plan was approved under which a Board of Directors committee may grant options to purchase shares of common stock of the Company up to 1,000,000 shares. The number of options that can be granted may increase based on shares repurchased by the Company or surrendered to the Company in payment of the exercise prices of options granted under the plan. Options may be granted only to

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


6.   NOTES PAYABLE AND STOCKHOLDERS' EQUITY (Continued)

     directors, officers or employees of or consultants or advisors to the Company and options granted to any participant cannot exceed 100,000 shares in any one year. The exercise price of the options are to be determined by the Plan committee but shall never be less than the fair market value of the Common Stock on the date of the grant.


     During 2002, the Board of Directors of the Company approved the amended and restated 2000 Stock Option and Incentive Plan increasing the number of options that can be granted annually to an individual from 100,000 to 450,000 and increasing number of authorized shares reserved for issuance under the plan increased from 1,000,000 to 2,500,000.

     Directors Stock Option Plan
     ---------------------------

     The Directors Stock Option Plan was adopted by the Board of Directors and approved by the stockholders in 1987. Under the Plan, options to purchase 10,000 shares of Common Stock are granted automatically to each person who becomes a director after April 10, 1987, and who, at the time such person becomes a director, is not an employee of the Company. Options granted under the Plan have an exercise price per share equal to the fair market value of the Common Stock on the date of the grant. In 1992, the Plan was amended, with the approval of stockholders at the 1992 Annual Meeting (i) to add an automatic annual grant to each non-employee director of an option to purchase 5,000 shares of Common Stock if the individual is re-elected as a Director at the Annual Meeting, and (ii) to increase to 200,000 the number of shares of Common Stock issuable under the Plan. Options granted under the Plan have a ten-year term and become exercisable in 20% increments beginning on the date of the grant and on each anniversary date thereafter. The Plan expired in 1997. As of December 31, 2003, 10,000 options were outstanding under the Plan.

     Options, Warrants and Rights Outstanding And Exercisable
     --------------------------------------------------------


     The following table summarizes the Company's stock options activity for 2003 and 2002:


                                                                    Weighted
                                       Number       Exercise         average
                                      of shares    price range    exercise price
                                      ---------  ---------------  --------------

    Outstanding, December 31, 2001    1,556,666  $0.04 to $10.50    $    0.24
    Granted                           1,123,297     0.25 to 0.45         0.28
    Exercised                          (141,666)            0.13         0.13
    Terminated                          (10,000)            9.50         9.50
                                      ---------  ---------------    ---------
    Outstanding, December 31, 2002    2,528,297  $0.04 to $10.50         0.23
    Granted                           1,580,000     0.10 to 1.25         0.98
    Exercised                          (306,500)            0.10         0.10
    Terminated                         (370,000)   0.12 to 10.50         0.40
                                      ---------  ---------------    ---------
    Outstanding, December 31, 2003    3,431,797  $0.04 to $10.50    $    0.57
                                      =========  ===============    =========

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


6.  NOTES PAYABLE AND STOCKHOLDERS' EQUITY (Continued)

    Options, Warrants and Rights Outstanding And Exercisable (continued)
    --------------------------------------------------------------------


    The following table summarizes information about the options outstanding at December 31, 2003:



                                    Options, warrants and rights        Options, warrants and
                                              outstanding                rights exercisable
                                --------------------------------------------------------------
                                                Weighted
                                                 average
                                                remaining
                                               contractual  Weighted                 Weighted
                                   Number         life       average      Number      average
    Range of exercise prices    Outstanding      (Years)    exercise   Outstanding    exercise
    ------------------------    -----------      -------    --------   -----------    --------
    $0.085                           25,000        7.01     $  0.085       25,000     $ 0.085
    0.10 to 0.53                  2,041,797        5.87        0.22     1,574,247        0.20
    1.00 to 1.25                  1,365,000        4.18        1.11     1,365,000        1.11
                                  ---------                             ---------
                                  3,431,797                             2,964,247
                                  =========                            ==========


    The following table summarizes the Company's warrants activity for 2003 and 2002:

                                                                    Weighted
                                       Number       Exercise         average
                                      of shares    price range    exercise price
                                      ---------  ---------------  --------------

    Outstanding, December 31, 2001    1,326,666   $0.10 to $0.13    $    0.11
    Granted                             138,297             0.35         0.35
    Exercised                          (141,666)            0.13         0.13
    Terminated                                -                -            -
                                      ---------  ---------------    ---------
    Outstanding, December 31, 2002    1,323,297   $0.10 to $0.13         0.13
    Granted                           1,550,000     0.10 to 1.25         0.98
    Exercised                          (306,500)            0.10         0.10
    Terminated                         (360,000)            0.12         0.12
                                      ---------  ---------------    ---------
    Outstanding, December 31, 2003    6,206,797   $0.10 to $1.25    $    0.73
                                      =========  ===============    =========




    In August 1999, the Company granted 7,500,000 options, at an exercise price of $0.04. All 7,500,000 of these options were exercised in 2000 with payment in the form of four subscription notes receivable agreements totaling $300,000 and consulting services valued at $7,500. The notes bore interest at the rate of 6.09% with interest paid quarterly. The Company earned interest income of $18,270 on these notes, and as of December 31, 2002, there was a stock subscription receivable of $300,000. The notes matured in February 2003, at which time, two of the subscription notes receivable totaling $150,000 were repaid and the Board of Directors approved the modification of the subscription notes receivable agreements between the Company and two officers totaling $150,000 for the purchase of common stock. Under the modified agreements, the two officers paid a total of $40,000 and returned 357,724 shares of common stock to the Company.

7.  INCOME TAXES

    Deferred tax assets are comprised of the following:

                                                          December 31,
                                                  ----------------------------
                                                      2003            2002
                                                  ------------    ------------
    Net operating loss carryforwards              $ 14,168,000    $ 13,873,000
    Capital loss carryforward                          200,000         231,000
    Research and development tax credit                602,000         614,000
                                                  ------------    ------------
                                                    14,970,000      14,718,000
    Valuation allowance                            (14,970,000)    (14,718,000)
                                                  ------------    ------------
    Net deferred tax assets                       $        --     $         --
                                                  ============    ============

                        RegeneRx Biopharmaceuticals, Inc.

                     Years ended December 31, 2003 and 2002


7.   INCOME TAXES (Continued)

     The Company has provided a full valuation allowance for deferred tax assets since realization of these future benefits cannot be reasonably assured as a result of recurring operating losses. If the Company achieves profitability, these deferred tax assets would be available to offset future income tax liabilities and expense, subject to certain limitations.

     At December 31, 2003, the Company had net operating loss, capital loss and research and development tax credit carryforwards of approximately $37.8 million, $.6 million and $.6 million, respectively, for income tax purposes which expire in various years through 2023. Certain substantial changes in the Company's ownership would result in an annual limitation on the amount of the net operating loss carryforwards which can be utilized.

8.   COMMITMENTS

     Lease
     -----

     In August 1999, the Company entered into an agreement to lease office space in Bethesda, Maryland. The lease was for a period of three months and expired on November 30, 1999. Under the terms of the lease agreement, the lease automatically renewed upon expiration for an additional three months, unless either the Company or the lessor provided notice of termination of the lease 60 days prior to expiration. In April 2002, the Company entered into an agreement to lease additional office space. The lease was for a period of twelve months. Under the terms of the lease agreement, the lease renewed automatically upon expiration for an additional twelve months, unless either the Company or the leaser provides notice of termination of the lease as described in the agreement. In December 2003, the Company entered into a new one-year lease agreement which included all existing office space plus additional office space required by the Company. The Company's rent expense for 2003 and 2002 was $38,892 and $32,961, respectively. The future minimum lease payments for the year ending December 31, 2004 are $27,192.

     Employment Continuity Agreements
     --------------------------------

     The Company has entered into employment contracts with two executives. The agreements are three years in length and provide for minimum salary levels, an option to purchase shares of the Company's stock and include incentive bonuses determined by the Board of Directors of the Company. The aggregate minimum commitment for future salaries, excluding bonuses, as of December 31, 2003 is approximately $285,000.

9.   SUBSEQUENT EVENTS

     License and Supply Agreement
     ----------------------------


     On January 22, 2004, the Company entered into a Thymosin Beta 4 License and Supply Agreement (the Agreement) with Defiante, to grant to Defiante the exclusive right to use Thymosin Beta 4 to conduct research and development activities in Europe. Under the Agreement, the Company will receive fees and royalty payments based on a percentage of sales of Thymosin Beta 4 - related products by Defiante, as defined. The term of the Agreement is the later of the expiration of any patents developed under the Agreement, any marketing rights or 2016.

     Sale of Common Stock and Issuance of Warrants
     ---------------------------------------------

     On January 23, 2004, the Company completed a private placement of its common stock. Under the terms of the private placement, the Company sold 2,393,580 shares of common stock at $.95 per share. In addition, the Company granted 598,397 warrants, each of which is exercisable immediately to purchase one share of common stock at an exercise price of $1.50 per share and has a term of 30 months. The total funds raised in the private placement totaled approximately $2.3 million.

                PART II-- INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 2 of RegeneRx's Certificate of Incorporation provides that "To the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for breach of his fiduciary duty as a director." In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article VII of the Registrant's Bylaws provides as follows (note the "Company" is referred to as the "Corporation" in Article VII):

     ARTICLE VII: INDEMNIFICATION:

         Section 7.1 Actions Other Than by or in the Right of the Corporation. Subject to Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "Indemnitee"), against expenses (including attorneys'
         fees), judgments, fines, and amounts paid in settlement actually and reasonable incurred by the person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

         Section 7.2 Actions by or in the Right of the Corporation. Subject to
         Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Indemnitee (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 7.3 Determination of Right of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

         Section 7.4 Good Faith Defined. For purposes of any determination under
         Section 7.3 hereof, a person shall be deemed to have acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the court of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
         Section 7.4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be.

         Section 7.5 Advances of Expenses. Except as limited by Section 7.6 hereof, expenses (including attorneys' fees) incurred by an Indemnitee in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if the Indemnitee shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to be indemnified by the Corporation. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person did not meet the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be.

         Section 7.6 Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application. Any indemnification or advancement of expenses under this Article VII shall be made promptly, and in any event within ninety (90) days, upon the written request of the Indemnitee, unless a determination is reasonably and promptly made pursuant to Section 7.3 or Section 7.5 hereof, as the case may be, that such Indemnitee has not met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be. The right to indemnification or advancement of expenses under this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies, in whole or in part, the Indemnitee's request for indemnification or advancement of expenses or if no disposition of such request is made within ninety (90) days. The basis of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification or advancement of expenses of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be. Notice of any application to a court by an Indemnitee under this Section 7.6 shall be given to the Corporation promptly upon the filing of such application. The Indemnitee's expenses actually and reasonably incurred in connection with successfully establishing his right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation.

         Section 7.7 Non-Exclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by this Article VII shall to be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, contract, vote of stockholders or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office or while employed by the Corporation, it being the policy of the Corporation that indemnification of Indemnitees shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not an Indemnitee but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such person. All rights to indemnification and advancement of expenses under this Article VII shall be deemed to be provided by a contract between the Corporation and each Indemnitee who serves or served in such capacity at any time while this Article VII and other relevant provisions of the General Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         Section 7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this
         Article VII.

         Section 7.9 Constituent Corporations. For purpose of this Article VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 7.10 Other Enterprises, Fines and Serving At Corporation's Request. For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any services as a director, officer, employee, or trustee of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

         Section 7.11 Savings Clause. If this Article VII or any portion thereof shall be invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by RegeneRx.


Securities and Exchange Commission Registration Fee                $  569
Printing Expenses                                                  $  5,000
Accounting Fees and Expenses                                       $  20,000
Legal Fees and Expenses                                            $  50,000
Miscellaneous                                                      $  5,000
                                                                   ----------
Total                                                              $  80,569
                                                                   =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following are the sales by the company of unregistered securities during the past three years:

         In January 2004, RegeneRx issued 2,393,580 shares to a number of investors for $2,273,900 (and warrants to purchase an additional 598,397 shares). These shares are the subject of this Registration Statement for the resale of such shares filed on March 9, 2004.

         In June 2003, RegeneRx issued 3,184,713 shares to one investor for $2,000,000 (and warrants to purchase up to an additional $1,500,000). For such offering, the company relied on Section 4(2) and Regulation S.

         In May 2003, RegeneRx issued warrants to purchase 200,000 shares of common stock in connection with loan agreements with certain shareholders.

         In March 2002, RegeneRx issued 7,346,383 shares to several investors for $1,700,000.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, or Securities Act, and Regulation D promulgated under the Securities Act (unless otherwise noted). In each instance, the purchaser had access to sufficient information regarding RegeneRx so as to make an informed investment decision. More specifically, RegeneRx had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the Securities Act and otherwise had the requisite sophistication to make an investment in RegeneRx's common stock.

ITEM 27.  EXHIBITS



Exhibit No.        Description of Exhibit                                             Reference*
-----------        ----------------------                                             ----------
3.1                Restated Certificate of Incorporation of Company                   Exhibit 3.1 to Registration Statement
                                                                                      No. 33-9370, Amendment No. 1 (filed
                                                                                      November 26, 1986)

3.2                Amendment to Restated Certificate of Incorporation of Company      Exhibit 3.2 to RegeneRx's
                                                                                      Transitional Report on Form 10-K,
                                                                                      File No. 0-15070 (filed March 18, 1991)

3.3                Amendment to Restated Certificate of Incorporation of Company      Exhibit 3.3 to RegeneRx's Annual
                                                                                      Report on Form 10-KSB, File No.
                                                                                      0-15070 (filed April 2, 2001)

3.4                Bylaws of Company                                                  Exhibit 3.2 to Registration Statement
                                                                                      No. 33-9370 (filed October 8, 1986)

3.5                Amendment No. 1 to Bylaws of Company adopted August 11, 1989       Exhibit 4.7 to Registration Statement
                                                                                      No. 33-34551, Amendment No. 3(filed
                                                                                      June 21, 1990)

3.6                Amendment No. 2 to Bylaws of Company                               Exhibit 4.8 to Registration Statement
                   adopted June 18, 1990                                              No. 33-34551, Amendment No. 3 (filed
                                                                                      June 21, 1990)

3.7                Amendment No. 3 to Bylaws of Company                               Exhibit 3.6 to RegeneRx's
                   adopted November 30, 1990                                          Transitional Report on Form 10-K,
                                                                                      File No. 0-15070 (filed March 18,
                                                                                      1991)

4.1                Form of Stock Certificate                                          Exhibit 4.1 to Registration Statement
                                                                                      No. 33-9370, Amendment No. 1 (filed
                                                                                      November 26, 1986)

4.2                Rights Agreement, dated as of April 29, 1994,                      Exhibit 1 to RegeneRx's Current
                   between RegeneRx and American Stock                                Report on Form 8-K, File No. 0-15070
                   Transfer & Trust Company, as Rights Agent                          (filed May 2, 1994)

4.3                Warrant Agreement, dated March 12, 1997                            Exhibit 4.3 to RegeneRx's Annual
                                                                                      Report on Form 10-K, File No. 0-15070
                                                                                      (filed March 31, 1997)



4.4                Warrant Agreement, dated January 23, 2004                          Filed herewith


5.1                Form of Opinion of Patton Boggs LLP, as to the legality of         Filed herewith
                   the common stock registered hereby


10.1               Patent License Agreement - Exclusive, between the U.S. Public      Exhibit 10.1 to RegeneRx's Annual
                   Health Service and RegeneRx                                        Report on Form 10-KSB, File No.
                                                                                      0-15070 (filed April 2, 2001)**

10.3               Amended and Restated Directors Stock Option                        Exhibit 10.25 to RegeneRx's Annual
                   Plan                                                               Report on Form 10-K, File No. 0-15070
                                                                                      (filed March 26, 1993)

10.4               2000 Stock Option and Incentive Plan                               Filed as an Appendix to RegeneRx's
                                                                                      preliminary proxy materials, File No.
                                                                                      0-15070 (filed September 29, 2000)

10.5               Unit Purchase Agreement dated March 12, 1997                       Exhibit 10.25 to RegeneRx's Annual
                                                                                      Report on Form 10-K, File No. 0-15070
                                                                                      (filed March 31, 1997)

10.6               Registration Rights Agreement, dated March 12, 1997                Exhibit 10.26 to RegeneRx's Annual
                                                                                      Report on Form 10-K, File No. 0-15070
                                                                                      (filed March 31, 1997)

10.7               Lease Agreement dated April 5, 2002 between RegeneRx and HQ        Exhibit 10.7 to RegeneRx' Annual
                   Global Workplaces, Inc.                                            Report on Form 10-KSB, File No.
                                                                                      0-15070 (filed March 31, 2003)


10.8               Employment Agreement                                               Previously filed

10.9               Employment Agreement                                               Previously filed

10.10              License Agreement                                                  Previously filed***

10.11              Securities Purchase Agreement                                      Previously filed

10.12              Master Services Agreement                                          Filed herewith

23.1               Consent of Patton Boggs LLP (included in Exhibit 5)                Filed here with

23.2               Consent of Reznick Fedder & Silverman, P.C.                        Previously filed





-----------------
* Except where noted, the exhibits referred to in this column have heretofore been filed with the Securities and Exchange Commission as exhibits to the documents indicated and are hereby incorporated by reference thereto. The Registration Statements referred to are Registration Statements of RegeneRx.
** Portions of this document have been omitted pursuant to a previously granted confidential treatment application
*** Portions of this document have been omitted pursuant to a request for confidential treatment.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bethesda, State of Maryland on April 23, 2004.


                                        REGENERX BIOPHARMACEUTICALS, INC.
                                        (Registrant)




April 23, 2004                      By:   /s/J.J. Finkelstein
                                         --------------------------------------
                                         J.J. Finkelstein
                                         President and Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:



                 Signature                                      Title                               Date
                 ---------                                      -----                               ----

/s/Allan L. Goldstein                         Chairman of the Board, Chief Scientific           April 23, 2004
------------------------------------          Advisor, and Director
Allan L. Goldstein


/s/ J.J. Finkelstein                          President, Chief Executive Officer, and           April 23, 2004
------------------------------------          Director
J.J. Finkelstein


/s/ Albert Rosenfeld                          Secretary, Treasurer, and Director                April 23, 2004
------------------------------------
Albert Rosenfeld


/s/ Joseph C. McNay                           Director                                          April 23, 2004
------------------------------------
Joseph C. McNay


 /s/ Richard J. Hindin                        Director                                          April 23, 2004
------------------------------------
Richard J. Hindin

